                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                             _____________________


                                   FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                    For quarterly period ended APRIL 3, 1994

                         Commission File Number 1-7484


                                EKCO GROUP, INC.
             (Exact name of registrant as specified in its charter)



           DELAWARE                                  11-2167167
(State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)                  Identification No.)

               98 SPIT BROOK ROAD, NASHUA, NEW HAMPSHIRE  03062
              (Address of principal executive offices) (Zip Code)


                                 (603) 888-1212
              (Registrant's telephone number, including area code)



Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing requirements for the past 90 days.

                              Yes   X      No
                                  -----       ------

As of April 29, 1994, there were issued and outstanding 17,934,454 shares of common stock of the registrant.

                       EKCO GROUP, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           APRIL 3,               JANUARY 2,
                                                                                             1994                   1994
                                                                                           -------                ---------
                                                                                         (UNAUDITED)
ASSETS
Current assets
  Cash and cash equivalents                                                               $    210                $    327
  Accounts receivable, net of allowance for
    doubtful accounts (April 3, 1994, $1,742;
    January 2, 1994, $1,758)                                                                31,398                  36,095
  Inventories                                                                               33,386                  33,612
  Prepaid expenses and other current assets                                                  5,935                   5,800
  Deferred income taxes                                                                      9,679                   9,647
  Investments pledged as collateral                                                          4,350                   4,350
                                                                                          --------                --------
      Total current assets                                                                  84,958                  89,831

Property and equipment, net                                                                 49,940                  53,241
Property held for sale or lease, net                                                         9,134                   9,353
Other assets                                                                                 9,967                  10,006
Excess of cost over fair value of net assets
  acquired, net of accumulated amortization
  (April 3, 1994, $19,962; January 2, 1994,
  $18,852)                                                                                 144,346                 145,530
                                                                                          --------                --------
     Total assets                                                                         $298,345                $307,961
                                                                                          ========                ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Note payable                                                                            $  4,272                $  4,338
  Current portion of long-term obligations                                                   1,767                   9,238
  Accounts payable                                                                          12,594                  13,955
  Accrued expenses                                                                          30,953                  31,659
  Income taxes                                                                               5,282                   4,872
                                                                                          --------                --------
    Total current liabilities                                                               54,868                  64,062
                                                                                          --------                --------

Accrued pension, postretirement and
  postemployment costs                                                                       1,491                   1,466
                                                                                          --------                --------
Long-term obligations, less current portion                                                110,499                 111,982
                                                                                          --------                --------
Deferred income taxes                                                                        1,649                   1,589
                                                                                          --------                --------
Other long-term liabilities                                                                  8,610                   8,814
                                                                                          --------                --------

Commitments and contingencies                                                                   --                      --
Series B ESOP Convertible Preferred Stock, net;
  outstanding April 3, 1994, 1,640 shares;
  outstanding January 2, 1994, 1,645 shares
  redeemable at $3.61 per share                                                              2,836                   2,686
                                                                                          --------                --------
Minority interest                                                                              498                     498
                                                                                          --------                --------

                       EKCO GROUP, INC. AND SUBSIDIARIES
               CONSOLIDATED CONDENSED BALANCE SHEETS (CONTINUED)
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                           APRIL 3,             JANUARY 2,
                                                                                             1994                  1994
                                                                                          ---------             ---------
                                                                                         (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY (CONTINUED)
Stockholders' equity
  Common stock, $.01 par value; outstanding
    April 2, 1994, 17,875 shares; outstanding
    January 3, 1994, 17,844 shares                                                              179                  178
  Capital in excess of par value                                                            104,361              104,202
  Cumulative translation adjustment                                                             873                1,091
  Retained earnings                                                                          16,728               15,749
  Unearned compensation                                                                      (2,343)              (2,452)
  Pension liability adjustment                                                               (1,904)              (1,904)
                                                                                           --------             --------
                                                                                            117,894              116,864
                                                                                           --------             --------
         Total liabilities and stockholders' equity                                        $298,345             $307,961
                                                                                           ========             ========


    The accompanying notes are an integral part of the financial statements.

                       EKCO GROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
           FOR THE THREE MONTHS ENDED APRIL 3, 1994 AND APRIL 4, 1993
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
                                  (UNAUDITED)


                                                                                             1994                 1993
                                                                                             ----                 ----
Net revenues                                                                                $54,354              $46,320
                                                                                            -------              -------

Costs and expenses
   Cost of sales                                                                             36,608               30,208
   Selling, general and administrative                                                       11,686               11,197
   Amortization of excess of cost over fair value                                             1,110                  901
                                                                                            -------              -------
                                                                                             49,404               42,306
                                                                                            -------              -------
Income before interest and income taxes                                                       4,950                4,014
                                                                                            -------              -------
Net interest expense
   Interest expense                                                                           3,194                2,831
   Investment income                                                                            (93)                (235)
                                                                                            -------              -------
                                                                                              3,101                2,596
                                                                                            -------              -------
Income before income taxes and cumulative
   effect of accounting changes                                                               1,849                1,418

Income taxes                                                                                    870                  648
                                                                                            -------              -------
Income before cumulative effect of
   accounting changes                                                                           979                  770

Cumulative effect of changes in method of
   accounting for postretirement and
   postemployment benefits(net of income taxes
   of $1,954)                                                                                     -               (3,247)
                                                                                            -------              -------
Net income (loss)                                                                           $   979              $(2,477)
                                                                                            =======              =======
Per share data
   Earnings before cumulative effect of
     accounting changes                                                                        $.05                $ .04
   Cumulative effect of accounting changes                                                        -                 (.19)
                                                                                                ---                 ----
   Net income (loss)                                                                           $.05                $(.15)
                                                                                               ====                =====
Weighted average number of shares used in
     computation of per share data
   Earnings before cumulative effect of
     accounting changes                                                                  20,067,571           19,621,522
   Cumulative effect of accounting changes                                                        -           17,148,320



    The accompanying notes are an integral part of the financial statements.

                       EKCO GROUP, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
           FOR THE THREE MONTHS ENDED APRIL 3, 1994 AND APRIL 4, 1993
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                    1994                 1993
                                                                                                    ----                 ----
Cash flows from operating activities
   Net income (loss)                                                                             $    979             $ (2,477)
   Adjustments to reconcile net income to net cash
    provided by (used in) operations:
       Depreciation and amortization                                                                2,390                1,854
       Amortization of assets                                                                       1,931                1,104
       Cumulative effect of accounting changes                                                          -                3,247
       Other                                                                                           45                  883
       Change in certain assets and liabilities, net of
          effects from acquisition of businesses, affecting
          cash provided by (used in) operations:
            Accounts receivable                                                                     4,629                 (221)
            Inventories                                                                              (345)              (6,417)
            Other assets                                                                             (870)              (1,644)
            Accounts payable and accrued expenses                                                  (2,725)               2,371
            Income taxes payable and deferred taxes                                                   407                 (787)
                                                                                                 --------             --------
            Net cash provided by (used in) operations                                               6,441               (2,087)
                                                                                                 --------             --------
Cash flows from investing activities
   Proceeds from sale of property, equipment and
     product line                                                                                   4,353                   88
   Capital expenditures                                                                            (2,022)              (3,389)
   Acquisition of business, net of cash acquired                                                        -              (26,428)
                                                                                                 --------             --------
            Net cash provided by (used in) investing
             activities                                                                             2,331              (29,729)
                                                                                                 --------             --------
Cash flows from financing activities
   Proceeds from issuance of notes payable and
    long-term obligations                                                                          16,048               15,368
   Issuance of common stock under stock purchase plans                                                142                  123
   Payment of notes and long-term obligations                                                     (25,119)                (403)
   Other                                                                                                -                   21
                                                                                                 --------             --------
            Net cash provided by (used in) financing
             activities                                                                            (8,929)              15,109
Effect of exchange rate changes on cash                                                                40                   45
                                                                                                 --------             --------
Net decrease in cash and cash equivalents                                                            (117)             (16,662)
Cash and cash equivalents at beginning of year                                                        327               16,998
                                                                                                 --------             --------
Cash and cash equivalents at end of period                                                       $    210             $    336
                                                                                                 ========             ========


Cash paid during the period for
       Interest                                                                                  $    717             $    349
       Income taxes                                                                                   435                1,213


    The accompanying notes are an integral part of the financial statements

                       EKCO GROUP, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)


(1)  BASIS OF PRESENTATION AND OTHER MATTERS

         The consolidated condensed financial statements included herein have been prepared by Ekco Group, Inc. (the "Company"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. It is believed, however, that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's latest annual report on Form 10-K. The consolidated condensed financial statements include the accounts of the Company and its subsidiaries. The Company's principal operating subsidiaries are wholly-owned Ekco Housewares, Inc. ("Housewares") Frem Corporation ("Frem") and Kellogg Brush Manufacturing Co. and subsidiaries ("Kellogg") and majority-owned Woodstream Corporation ("Woodstream"). All significant intercompany accounts and transactions have been eliminated. The condensed financial statements, in the opinion of management, reflect all adjustments necessary to fairly state the Company's financial position and the results of its operations. Such adjustments are of a normal recurring nature.

         A large part of the Company's business is seasonal. Historically, revenues in the last half of the calendar year have been greater than revenues in the first half of the year. Accordingly, the results for the entire year may not necessarily be the product of annualizing results for any interim period.



(2)  ACQUISITION OF KELLOGG BRUSH MANUFACTURING CO.

         On April 1, 1993, the Company acquired Kellogg for a cash payment of $26 million and 564,651 shares of the Company's common stock valued at $6.5 million. The following unaudited pro forma combined results of operations for the three months ended April 4, 1993 have been prepared assuming that the acquisition of Kellogg occurred at the beginning of such period. In preparing the pro forma data, adjustments have been made for: (i) the amortization of goodwill; (ii) the interest expense related to the borrowings under bank credit agreements to finance a portion of the purchase price; (iii) reduction in investment income for utilization of the Company's cash and investments to finance a portion of the purchase price; and (iv) the elimination of Kellogg's costs associated with the exercise of options under Kellogg's stock option plan which were exercised in connection with the acquisition of Kellogg.

         The following unaudited pro forma financial information is not necessarily indicative of results of operations that would have occurred had the transaction been effected at the beginning of Fiscal 1993 or of future results of the combined companies.

                       EKCO GROUP, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)



(2)  ACQUISITION OF KELLOGG BRUSH MANUFACTURING CO. (CONTINUED)
                                                                                    THREE MONTHS ENDED APRIL 4, 1993
                                                                                    --------------------------------
                                                                               (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
         Net revenues                                                                           $56,768
         Loss before income taxes and
           cumulative effect of changes in
           method of accounting                                                                  (2,267) (a)
         Loss before cumulative effect
           of changes in method of accounting                                                    (1,512)
         Net loss                                                                                (4,759)
         Per share data:
           Loss before cumulative effect
             of change in method of accounting                                                     (.09)
           Net loss                                                                                (.28)


           (a) Prior to acquisition by the Company, Kellogg recorded a $3.2 million provision for environmental matters.


(3)  INVENTORIES

      The components of inventory were as follows:

                                                                            APRIL 3, 1994               JANUARY 2, 1994
                                                                            -------------               ---------------
                                                                                     (AMOUNTS IN THOUSANDS)

     Raw materials                                                             $ 8,281                       $10,040
     Work in process                                                             3,857                         1,871
     Finished goods                                                             21,248                        21,701
                                                                               -------                       -------
                                                                               $33,386                       $33,612
                                                                               =======                       =======


(4)  PROPERTY AND EQUIPMENT, NET

      Property and equipment consisted of the following:

                                                                            APRIL 4, 1994               JANUARY 2, 1994
                                                                            -------------               ---------------
                                                                                         (AMOUNTS IN THOUSANDS)

      Property and equipment at cost
        Land, buildings and improvements                                       $21,234                       $21,151
        Equipment, factory and other                                            52,551                        57,227
                                                                               -------                       -------
                                                                                73,785                        78,378
      Less accumulated depreciation                                             23,845                        25,137
                                                                               -------                       -------
                                                                               $49,940                       $53,241
                                                                               =======                       =======


                       EKCO GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)


(5)  INCOME TAXES

         The Company's effective tax rate as reported in its latest annual report on FORM 10-K was 67% for Fiscal 1993. Excluding the effect of the $11 million restructuring/reorganization and excess facilities charge reported for Fiscal 1993, the effective tax rate would have been reduced from 67% to 50%. The difference between the Company's effective tax rate of 47% for the three months ended April 3, 1994 and the adjusted 50% for Fiscal year 1993 was primarily a result of amortization of goodwill becoming a lower percentage of earnings before income taxes.

         The Company's federal income tax returns for all years subsequent to fiscal year 1987 are subject to review by the Internal Revenue Service.

         As part of the sale of the Company's printer business in 1987, the Company indemnified the purchaser with respect to foreign tax liabilities of the Company's former foreign subsidiaries relating to periods prior to the sale.


(6)  LONG-TERM OBLIGATIONS

         Long-term obligations consisted of the following:

                                                                 APRIL 3, 1994                   JANUARY 2, 1994
                                                                 -------------                   ---------------
                                                                             (AMOUNTS IN THOUSANDS)
  Group Credit Line                                                $ 16,099                         $ 17,820(a)
  Housewares Credit Agreement                                         8,216                           13,956
  Frem Credit Agreement                                               4,978                            6,500
  12.7% Senior Subordinated Notes                                    60,000                           60,000
  7% Convertible Subordinated Note                                   22,000                           22,000
  Other                                                                 973                              944
                                                                   --------                         --------
                                                                    112,266                          121,220
  Less current portion                                                1,767                            9,238
                                                                   --------                         --------
                                                                   $110,499                         $111,982
                                                                   ========                         ========


         (a) The Group Credit Line replaced the following which were outstanding on January 2, 1994:

                          Woodstream Credit Agreement                               $ 1,286
                          Kellogg Credit Agreement                                    9,614
                          Mortgage Note                                               6,920
                                                                                    -------
                                                                                    $17,820
                                                                                    =======


         On April 1, 1994 the Company entered into an agreement which provides for a $35 million bank credit line ("Group Credit Line") and a $5 million

                       EKCO GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)


(6) LONG-TERM OBLIGATIONS (CONTINUED)

standby letter of credit facility. The Group Credit Line reduces to $30 million at December 31, 1995 and $25 million at December 31, 1996. Final maturity will be on December 1, 1998.

         Loans under the Group Credit Line bear interest at either the bank's prime rate plus one-quarter of one percent or the LIBOR rate plus 1.75%. The agreement provides for a commitment fee of three-eighths of one percent on the unused portion of the commitment amount.

         Borrowings under the Group Credit Line are collateralized by substantially all of the assets of the Company not otherwise pledged. The Group Credit Line contains certain financial and operating covenants, the most restrictive of which requires the Company to maintain a minimum level of cash flow.


(7)  SERIES B ESOP CONVERTIBLE PREFERRED STOCK

         Series B ESOP Convertible Preferred Stock, net, consisted of the following:
                                                                                     APRIL 3, 1994               JANUARY 2, 1994
                                                                                     -------------               ---------------
                                                                                                (AMOUNTS IN THOUSANDS)

     Series B ESOP Convertible Preferred
       Stock, par value $.01                                                             $ 5,921                    $ 5,939
     Unearned compensation                                                                (3,085)                    (3,253)
                                                                                         -------                    -------
                                                                                         $ 2,836                    $ 2,686
                                                                                         =======                    =======


(8)  COMMON STOCK, $.01 PAR VALUE

     Share information regarding common stock consisted of the following:

                                                                                      APRIL 3, 1994                JANUARY 2, 1994
                                                                                      -------------                ---------------

     Authorized shares                                                                  60,000,000                    60,000,000
                                                                                        ==========                    ==========

     Shares issued                                                                      27,098,817                    27,067,262
     Shares held in treasury                                                             9,223,600                     9,223,600
                                                                                        ----------                    ----------
                                                                                        17,875,217                    17,843,662
                                                                                        ==========                    ==========


                       EKCO GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)



(9)  NET INCOME PER COMMON SHARE

        Primary earnings per common share are based upon the weighted average of common stock and dilutive common stock equivalent shares outstanding during each period. Fully diluted earnings per share have been omitted since they are either the same as primary earnings per share or anti-dilutive. The weighted average number of shares used in computation of earnings per share consisted of the following for the periods presented:

                                                                                          THREE MONTHS ENDED
                                                                                ----------------------------------------
                                                                                APRIL 3, 1994              APRIL 4, 1993
                                                                                -------------              -------------
                                                                                         (AMOUNTS IN THOUSANDS)
     Weighted average shares of common
       stock outstanding during the period                                         17,848                     17,154
     Series B ESOP Convertible Preferred
       Stock                                                                        1,640                      1,676
     Weighted average common equivalent
       shares due to stock options                                                    580                        792
                                                                                   ------                     ------
                                                                                   20,068                     19,622
                                                                                   ======                     ======

(10)  CONTINGENCIES

  LEGAL PROCEEDINGS

        The Company is a party to several pending legal proceedings and claims. Although the outcome of such proceedings and claims cannot be determined with certainty, the Company's management, is of the opinion that the expected final outcome should not have a material adverse effect on the Company's financial position, results of operations or liquidity.

  ENVIRONMENTAL MATTERS

        From time to time, the Company has had claims asserted against it by regulatory agencies or private parties for environmental matters relating to the generation or handling of hazardous substances by the Company or its predecessors and has incurred obligations for investigations or remedial actions with respect to certain of such matters. While the Company does not believe that any such claims asserted or obligations incurred to date will result in a material adverse effect upon the Company's financial position, results of operations or liquidity, the Company is aware that at its facilities in Massillon and Hamilton, Ohio, Easthampton, Massachusetts, Hudson, New Hampshire, and Lititz, Pennsylvania, hazardous substances or oil have been detected and that additional investigation will be, and remedial action will or may be, required. Operations at these and other facilities currently or previously owned or leased by the Company utilize,

                       EKCO GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)



         ENVIRONMENTAL MATTERS (CONTINUED)

or in the past have utilized, hazardous substances.   There can be no
assurance that activities at these or any other facilities or future facilities owned or operated by the Company may not result in additional environmental claims being asserted against the Company or that additional investigations or remedial actions may be required.

         In connection with the acquisition of Kellogg by the Company in 1993, the Company engaged environmental engineering consultants ("Consultants") to review potential environmental liabilities at all of Kellogg's properties.
Such additional investigation and testing resulted in the identification of likely environmental remedial actions, operation, maintenance and ground water
monitoring and the estimated costs thereof.   Based upon the cost estimates
provided by the Consultants, the Company believes remediation costs will be approximately $1.5 million and the expense for the ongoing operation, maintenance and ground water monitoring will be $195,000 for the first ten years and $130,000 for 20 years thereafter. Management believes that the total amount of these liabilities is approximately $6 million, including the effects of inflation. Accordingly, the Company has recorded a liability of approximately $3.7 million. This amount represents the undiscounted costs of remediation and the net present value of future operation, maintenance and ground water monitoring costs discounted at 6%. The Company expects to pay approximately $424,000 of the remediation costs in Fiscal 1994 with the balance being paid out in Fiscal 1995 and Fiscal 1996. During the First Quarter of Fiscal 1994 the Company paid approximately $100,000 of such costs. These estimates may subsequently change if additional sites are identified or further remediation measures are required or undertaken or the interpretation of current laws or regulations are modified. The Company has not anticipated any insurance proceeds or third-party payments in arriving at the above estimates.

                        EKCO GROUP INC. AND SUBSIDIARIES
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION


RESULTS OF OPERATIONS

       The following discussion and analysis of the consolidated results of operations for the thirteen week periods ended April 3, 1994 (the First Quarter of Fiscal 1994) and April 4, 1993 (the First Quarter of Fiscal 1993) and the financial condition at April 3, 1994 should be read in conjunction with the Company's Consolidated Condensed Financial Statements and Notes thereto. Because of the seasonality of the Company's revenues, which have historically been concentrated in the second half of its fiscal year, the results of operations and the balance sheet for or as of the end of any interim period may not be indicative of either a full year's operations or the financial condition of the Company at the end of any fiscal year.

NET REVENUES

       Net revenues for the First Quarter of Fiscal 1994 increased approximately $8 million (17%) from the comparable prior year period. The increase was primarily due to the inclusion of the results of Kellogg Brush Manufacturing Co. and subsidiaries ("Kellogg") acquired on April 1, 1993 (approximately $12.7 million) and increases in sales of kitchen tools and gadgets (approximately $2.3 million). The increase was partially offset by declines in sales of Frem Corporation's plastic products ($2.1 million) and declines in bakeware sales ($1 million). In addition, net revenues for the First Quarter of Fiscal 1993 included $3.2 million associated with the Company's plastic tackle and hunting storage container business, whose assets were sold in January 1994.


GROSS PROFIT

       The Company's gross profit margin declined from 35% in the First Quarter of Fiscal 1993 to 33% for the First Quarter of Fiscal 1994. The decline was due to the inclusion of the results of Kellogg, whose gross margin was lower than the Company's consolidated gross margin.

SELLING, GENERAL AND ADMINISTRATIVE

       Selling, general and administrative expenses increased to $11.7 million (21% of net revenues) for the First Quarter of Fiscal 1994 from $11.2 million (24% of net revenues) for the First Quarter of Fiscal 1993. The increase was primarily due to the inclusion of Kellogg ($1.9 million). The increase was partially offset by benefit associated with the implementation of the restructuring plan and expenses associated with the Company's plastic tackle and hunting storage container business, whose assets were sold in January 1994.

NET INTEREST EXPENSE

       Net interest expense increased $505,000 from the First Quarter of Fiscal 1993 level of $2.6 million. The increase was primarily due to the acquisition of Kellogg on April 1, 1993.

                        EKCO GROUP INC. AND SUBSIDIARIES
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)



RESTRUCTURING/REORGANIZATION AND EXCESS FACILITIES CHARGE

       During the Fourth Quarter of Fiscal 1993, the Company recorded an $11 million restructuring/reorganization and excess facilities charge ($6.6 million after income taxes) resulting from management's analysis of the Company's operations and future strategy. Of this charge approximately $2.7 million was non-cash. At January 2, 1994, the accrual relating to restructuring/reorganization and excess facilities costs was $8.3 million.

       During the First Quarter of Fiscal 1994, the Company charged approximately $1.3 million against such accrual for costs incurred in the implementation of the restructuring plan. At April 3, 1994 the accrual was $7 million. The Company estimates that the benefit it received in the First Quarter of 1994 from the restructuring was approximately $600,000. The benefit was primarily due to a reduction and realignment in administrative and operating personnel, principally at Ekco Housewares. The Company expects to realize total benefits in Fiscal 1994 of between $2.5 million and $3.0 million.


CUMULATIVE EFFECT OF CHANGES IN METHOD OF ACCOUNTING

       The charge in Fiscal 1993 for the cumulative effect of changes in method of accounting was due to the adoption by the Company of Statement of Financial Accounting Standard No. 106, "Employees' Accounting for Post-retirement Benefits Other Than Pensions" and Statement of Financial Accounting Standards No. 112, "Employees' Accounting for Post-employment Benefits".


LIQUIDITY AND CAPITAL RESOURCES

       During the First Quarter of Fiscal 1994, the Company generated approximately $6.4 million of cash from operations. Such cash along with proceeds from the January 1994 sale of the Company's plastic tackle box and hunting storage container business were used for capital expenditures (approximately $2 million) and a $9 million reduction in borrowings.

       The decline in the Company's accounts receivable balance relates to the seasonality of the Company's revenues, which have historically been concentrated in the second half of its fiscal year. The decline in property and equipment results primarily from the January 1994 sale of the assets of the Company's plastic tackle box and hunting storage container business.

       On April 1, 1994, the Company entered into an agreement which provides for a $35 million bank credit line ("Group Credit Line") and a $5 million standby letter of credit facility. The Group Credit Line reduces to $30

                        EKCO GROUP INC. AND SUBSIDIARIES
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           RESULTS OF OPERATIONS AND FINANCIAL CONDITION (CONTINUED)


LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

million at December 31, 1995 and $25 million at December 31, 1996. Final maturity will be on November 30, 1998. Loans under the Group Credit Line bear interest at either the bank's prime rate plus one-quarter of one percent or the LIBOR rate plus 1.75%. Initial borrowings under the Group Credit Line were used to refinance loans under the Woodstream Credit Agreement and the Kellogg Credit Agreements and to retire a 10% Mortgage Note.

       Including the Group Credit Line, the Company and its operating subsidiaries have credit facilities of $59.5 million, of which $29.3 million were outstanding at April 3, 1994. These credit facilities reduce to $56.4 million at the end of Fiscal 1994 and to $32.6 million at the end of Fiscal 1995. The Company believes it will have sufficient borrowing capacity to finance its ongoing operations through the end of fiscal year 1994. The Company may require additional funds to finance any additional acquisitions.

       The Company has land and buildings in Hudson, New Hampshire, Toronto, Ontario, Chicago, Illinois, and a portion of its facilities in Lititz, Pennsylvania, held for sale. The Company is actively pursuing the sale or lease of these properties, and has partially leased the Hudson, Lititz and Toronto facilities. The aggregate carrying values of such properties are periodically reviewed and are stated at the lower of cost or market. During the fourth quarter of Fiscal 1993, the Company provided an additional $1 million carrying value write down for these properties.

       The Company has provided approximately $3.8 million for environmental remediation and ongoing operation, maintenance and ground water monitoring costs associated with Kellogg-owned or occupied facilities. The Company believes the provision is adequate but will continue to monitor and adjust the provision, as appropriate, should additional sites be identified or further remediation measures be required or undertaken or if interpretation of current laws or regulations are modified or changed.

                       EKCO GROUP, INC. AND SUBSIDIARIES


                                    PART II

                               OTHER INFORMATION




ITEM 1           LEGAL PROCEEDINGS

                 From time to time, the Company has had claims asserted against it by regulatory agencies or private parties for environmental matters relating to the generation or handling of hazardous substances by the Company or its predecessors and has incurred obligations for investigations or remedial actions with respect to certain of such matters. While the Company does not believe that any such asserted claims or obligations incurred to date will result in a material adverse effect upon the Company's financial position, results of operations or liquidity, the Company is aware that with respect to its operating facilities at Massillon and Hamilton Ohio, Easthampton, Massachusetts, Hudson, New Hampshire, and Lititz, Pennsylvania hazardous substances or oil have been detected and that additional investigation will be, and remedial action will or may be, required. Operations at these and other facilities currently or previously owned or leased by the Company utilize, or in the past have utilized, hazardous substances. There can be no assurance that activities at these or any other facilities or any future facilities owned or operated by the Company may not result in the assertion of additional environmental claims against the Company or of required remedial actions.

ITEM 6           EXHIBITS AND REPORTS ON FORM 8-K:
  a)             EXHIBIT
                 NUMBER               EXHIBIT DESCRIPTION
                 -------              -------------------
                 10.1                 Credit Agreement dated as of April 1, 1994 with Fleet Bank of Massachusetts,
                                      N.A. and Shawmut Bank, N.A.

                                   SIGNATURES





        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                         EKCO GROUP, INC.
                                         -------------------------------------
                                                    (Registrant)





Date: May 17, 1994                                                    By: /s/ ROBERT STEIN
     -------------                                                        -----------------------------------
                                                                          Robert Stein,
                                                                          President and
                                                                          Chief Executive Officer




                                                                      By: /s/ DONATO A. DENOVELLIS
                                                                          ----------------------------------
                                                                          Donato A. DeNovellis
                                                                          Vice President and
                                                                          Chief Financial Officer

                       INDEX TO EXHIBIT FILED WITH FORM 10-Q
                   FOR THE QUARTERLY PERIOD ENDED APRIL 3, 1994





Exhibit No.     Description
- -----------     -----------

10.1            Credit Agreement dated as of April 1, 1994 with
                Fleet Bank of Massachusetts, N.A. and Shawmut Bank,
                N.A.

                                                                    EXHIBIT 10.1
================================================================================




                                CREDIT AGREEMENT


                           Dated as of April 1, 1994


                                     Among


                               EKCO GROUP, INC.,
                                  as Borrower


                       FLEET BANK OF MASSACHUSETTS, N.A.
                                      and
                              SHAWMUT BANK, N.A.,
                                   as Lenders


                                      and


                       FLEET BANK OF MASSACHUSETTS, N.A.,
                                    as Agent





===============================================================================

                                CREDIT AGREEMENT


     THIS CREDIT AGREEMENT is entered into as of April 1, 1994 among EKCO GROUP, INC., a Delaware corporation (the "Borrower"), FLEET BANK OF MASSACHUSETTS, N.A., a national banking association ("Fleet"), SHAWMUT BANK, N.A., a national banking association ("Shawmut") and FLEET BANK OF MASSACHUSETTS, N.A., as Agent for the Lenders referred to below (Fleet, together with its successors in such capacity, the "Agent").

     WHEREAS, as of the date of this Agreement, (i) Woodstream Corporation, a majority owned subsidiary of the Borrower, is indebted to Fleet (as successor to Fleet National Bank) in the aggregate principal amount of $5,228,000.00,
(ii) Kellogg Brush Manufacturing Co., Inc., a wholly owned subsidiary of the Borrower, is indebted to Continental Bank, N.A. in the aggregate principal amount of $6,868,292.45, and (iii) Wright-Bernet, Inc., a wholly owned subsidiary of Kellogg, is indebted to Continental Bank, N.A. in the aggregate principal amount of $4,052,061.48 (collectively, the "Existing Subsidiary Indebtedness"); and

     WHEREAS, the Borrower has requested the Lenders to extend credit facilities to the Borrower for the purpose of repaying and terminating all Existing Subsidiary Indebtedness, for replacing certain existing standby letters of credit, and for working capital and general corporate purposes; and

     WHEREAS, the Lenders have agreed, on the terms and conditions set forth in this Agreement, to provide credit facilities to the Borrower for such purpose.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereby agree as follows:


                 ARTICLE 1.  DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.1. DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, unless otherwise specifically provided herein, the following terms shall have the following meanings for all purposes when used in this Agreement, and in any note, certificate, report or other document made or delivered in connection with this Agreement:

          "Accounting Charge" shall mean the one time charge to earnings ------------------- taken by the Borrower in the first quarter of fiscal year 1993 in the pre-tax amount of $5,201,000 and in the after tax amount of $3,247,000.

          "Additional SBLCs" shall mean standby letters of credit issued by ------------------ the Agent for the account of the Borrower in accordance with Section 2.11.1(b) hereof, which shall be in form satisfactory to the Agent in its sole discretion. As used herein the term "Additional SBLC" shall not include SBLCs.

          "Advance" shall mean any loan or extension of credit from the --------- Lenders to the Borrower pursuant to Sections 2.1 and
2.11.4(a) hereof.


          "Affiliate" shall mean, with respect to any Person, (i) any ----------- director or officer of such Person, any Person owning, to the knowledge of such Person more than 5% of the outstanding common stock of such Person or any director or officer of such a Person and (ii) any Person of which any one or more of the Persons described in clause (i) above is an officer, director, partner, trustee or holder of more than 5% of the shares or other beneficial interest.

          "Agreement" shall mean this Credit Agreement, as amended or ----------- supplemented from time to time. References to Articles,
     Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

          "Asset Disposition" shall mean the direct or indirect sale, lease, ------------------- assignment, transfer or other disposition
     (including, without limitation, disposition pursuant to sale-leaseback transactions), in a single transaction or a series of transactions, by the Borrower or any of its Subsidiaries, of any assets, including shares of stock of a Subsidiary, other than (i) in the ordinary course of business of the Borrower or such Subsidiary, and (ii) to the Borrower or a Guarantor.

          "Available Restricted Payments Fund" shall mean, as of any date, ------------------------------------ an amount equal to the difference between (i) 25% (minus 100% in the case of a deficit) of the Borrower's cumulative Consolidated Net Income for the period from January 3, 1994 to the end of the fiscal quarter immediately preceding the date of determination, minus (ii) the aggregate amount of Restricted Payments and Restricted Investments theretofore made by the Borrower and its Subsidiaries pursuant to Section 9.9(e) hereof from and after the Closing Date.

          "Average Life" shall mean, as of any date of determination, with -------------- respect to any Borrowed Funds Indebtedness, the quotient obtained by dividing (i) the sum of the products of the number of years (or fractions of years) from the date of determination to the date of each successive scheduled principal payment under such Borrowed Funds Indebtedness, multiplied by the amount of each such principal payment, by
     (ii) the sum of all such principal payments.

          "Borrowed Funds Indebtedness" shall mean any Indebtedness for ----------------------------- borrowed money, including, without limitation, the Lender Obligations and all Capitalized Lease Obligations.

          "Borrower" means Ekco Group, Inc., a Delaware corporation, and its ---------- successors and assigns.

          "Business Day" shall mean (i) for all purposes other than as -------------- covered by clause (ii) below, any day other than a
     Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Rate Advances, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in U.S. Dollar deposits in the interbank Eurodollar market.

          "Capital" shall mean Ekco Capital Enterprises, Inc., a Delaware --------- corporation, and its successors and assigns.

          "Capital Expenditures" shall mean amounts paid or Indebtedness ---------------------- incurred by the Borrower and its Subsidiaries in connection with the purchase or lease of capital assets that would be required to be capitalized and shown on the consolidated balance sheet of the Borrower in accordance with GAAP.

          "Capitalized Lease" shall mean any lease which is or should be ------------------- capitalized on the balance sheet of the lessee in accordance with GAAP.

          "Capitalized Lease Obligations" shall mean the amount of the ------------------------------- liability reflecting the aggregate discounted amount of future payments
     under all Capitalized Leases calculated in accordance with GAAP and Statement of Financial Accounting Standards No. 13.

          "Change in Control" shall mean the occurrence of any of the ------------------- following events: (i) any Person or Group shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) 35% or more of the total voting power of all classes of capital stock of the Borrower entitled to vote generally in the election of the Board of Directors of the Borrower, without the consent of a majority of the Continuing Directors of the Borrower; or (ii) any Person or Group, or any Affiliates thereof, shall succeed in having sufficient of its or their nominees elected to the Board of Directors of the Borrower such that such nominees, when added to any existing Directors remaining on the Board of Directors of the Borrower after such election who are Affiliates of such Group, shall constitute a majority of the Board of Directors of the Borrower, without consent of a majority of the Continuing Directors of the Borrower.

          "Cleaning" shall mean Cleaning Specialty Company, a Tennessee ---------- corporation, and its successors and assigns.

          "Closing Date" shall mean April 1, 1994.
          --------------

          "Collateral" shall mean any and all property of the Borrower, the ------------ Guarantors or any other Person now or hereafter intended to be subject to a lien or security interest in favor of the Agent, for the ratable benefit of the Lenders, pursuant to the Security Documents.


          "Commitments" shall mean collectively, the Reducing Revolving ------------- Credit Commitment and the SBLC Credit Commitment of
     each Lender hereunder.

          "Compliance Certificate" shall mean a certificate in the form of ------------------------ EXHIBIT H attached hereto and executed by the Chief Executive Officer, Chief Financial Officer or Treasurer of the Borrower.

          "Consolidated" or "consolidated" shall mean, with reference to any
          --------------    -------------- term defined herein, such term as
     applied to the accounts of the Borrower and all of its Subsidiaries, consolidated in accordance with GAAP; PROVIDED, HOWEVER, that for purposes of calculations under Article 7 hereof, (i) unrestricted Subsidiaries, and (ii) 100% of the positive net earnings (but none of the net losses) of any Subsidiary of which the Borrower owns, directly or indirectly, less than 100% of the issued and outstanding stock entitled to vote in the election of directors (other than director's qualifying shares), shall not be included, except (in the case of this clause (ii)
     only) to the extent of the lesser of (x) cash actually distributed by such Subsidiary to the Borrower as a dividend, and (y) the positive net earnings of such Subsidiary.

          "Consolidated Cash Flow" shall mean for any period, the sum of ------------------------ (i) Consolidated Net Income for such period less all cash Distributions paid during such period which are permitted under the terms of this Agreement, PLUS (ii) depreciation expense, amortization expense, Consolidated Interest Expense, and other similar non-cash expenses of the Borrower and its Subsidiaries deducted in calculating Consolidated Net Income for such period, including non-cash expenses relating to compensation in the form of stock, PLUS (iii) any amounts received by the Borrower as a release of collateral or the proceeds of collateral for the Borrower's Guaranty of the ESOP Loan which reflect amounts of cash previously expensed, MINUS (iv) Capital Expenditures of the Borrower and its Subsidiaries made or incurred during such period, as determined in accordance with GAAP.

          "Consolidated EBITA" shall mean for any period, the sum of (i) -------------------- Consolidated Net Income for such period, PLUS
     (ii) amortization expense, Interest Expense, other similar non-cash expenses (including non-cash expenses relating to compensation in the form of stock) and federal, state and foreign income taxes of the Borrower and its Subsidiaries deducted in calculating Consolidated Net Income for such period, as determined in accordance with GAAP.

          "Consolidated EBITDA" shall mean for any period, the sum of (i) --------------------- Consolidated Net Income for such period, PLUS
     (ii) depreciation expense, amortization expense, Consolidated Interest Expense, other similar non-cash expenses (including non-cash expenses relating to compensation in the form of stock) and federal, state and foreign income taxes of the Borrower and its Subsidiaries deducted in calculating Consolidated Net Income for such period, as determined in accordance with GAAP.

          "Consolidated Fixed Charges" shall mean for any period, the sum of ---------------------------- (i) Consolidated Interest Expense, plus
     (ii) the aggregate amount of scheduled term loan payments of principal by the Borrower and its Subsidiaries on Borrowed Funds Indebtedness for such period, including payments of principal at maturity unless such Indebtedness is renewed, extended, refinanced or paid at maturity.

          "Consolidated Interest Expense" shall mean, with respect to any ------------------------------- period, the aggregate amount of interest required by GAAP to be expensed by the Borrower and its Subsidiaries during such period on all Indebtedness outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized.

          "Consolidated Net Income" shall mean the consolidated net income ------------------------- (or deficit) from operations of the
     Borrower and its Subsidiaries, after taxes, determined in accordance with GAAP.

          "Consolidated Senior Funded Indebtedness" shall mean the sum of ----------------------------------------- all Borrowed Funds
     Indebtedness of the Borrower and its Subsidiaries on a consolidated basis INCLUDING, without limitation, the outstanding face amount of all SBLCs and Additional SBLCs, but EXCLUDING all Indebtedness of the Borrower in respect of the ESOP Loan and the 1818 Note.

          "Continuing Directors" shall mean (i) the members of the Board of ---------------------- Directors of the Borrower, while such Persons are members of such Board, who at the beginning of the period of two consecutive years (or, if shorter, a period commencing on the date of this Agreement and) ending immediately prior to the consent required by clauses (iii) or (iv) of the definition of "Change in Control" above (not including any period prior to the date of this Agreement) constituted the Borrower's Board of Directors, and (ii) any new directors, whose election by the Borrower's Board or nomination for election by stockholders was approved by a vote of at least two-thirds (2/3) of the Borrower's Directors then still in office who either were Borrower's Directors at the beginning of the period or whose election or nomination for election was previously so approved.

          "Default" shall mean an Event of Default as defined in Article 10, --------- or an event or condition which with the passage of time or giving of notice, or both, would become such an Event of Default.

          "Distribution" shall mean with respect to any Person: (i) the -------------- declaration or payment of any dividend on or in respect of any shares of any class of capital stock of such Person, other than dividends payable solely in shares of common stock of such Person involved; (ii) the purchase or other retirement of any shares of any class of capital stock of such Person, directly or indirectly; (iii) any other distribution on or in respect of any shares of any class of capital stock of such Person; and
     (iv) the forgiveness of any Indebtedness owed to such Person by any of its Affiliates.

          "1818 Note" shall mean the 7.0% Subordinated Convertible Note due ----------- November 30, 2002, issued by the Borrower pursuant to that certain Securities Purchase Agreement, dated as of December 15, 1992, between the Borrower and The 1818 Fund, L.P., which note, as of the Closing Date, is in the aggregate principal balance of $22,000,000.

          "Environmental Laws" shall mean any and all applicable foreign, -------------------- federal, state and local environmental, health or safety statutes, laws, regulations, rules, ordinances, policies and rules or common law (whether now existing or hereafter enacted or promulgated), of all governmental agencies, bureaus or departments which may now or hereafter have jurisdiction over the Borrower and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants whether solid, liquid or gaseous in nature, into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials, chemical substances, pollutants or contaminants.

          "ERISA" shall mean the Employee Retirement Income Security Act of ------- 1974, as amended from time to time.

          "ESOP" shall mean the Ekco Group, Inc. Employee's Stock Ownership ------ Plan Trust, as in effect on the Closing Date.

          "ESOP Loan" shall mean the Indebtedness of the ESOP to Shawmut ----------- under that certain Loan Agreement dated as of May 22,
     1989, between the ESOP and Shawmut, which Indebtedness, as of the Closing Date, is in the aggregate principal balance of $4,294,214.

          "Exchange Act" shall mean the Securities and Exchange Act of 1934 -------------- and all rules and regulations promulgated thereunder, as amended from time to time.

          "Fiscal Year End" shall mean the last day of any designated fiscal ----------------- year of the Borrower.

          "Frem" shall mean Frem Corporation, a Massachusetts corporation.
          ------

          "Frem Credit Facility" shall mean the Indebtedness of Frem under ---------------------- that certain Credit and Loan Agreement dated as of June 18, 1992, between Frem and Shawmut, as amended from time to time.

          "GAAP" shall mean generally accepted accounting principles as ------ defined by controlling pronouncements of the Financial
     Accounting Standards Board, as from time to time supplemented and amended.

          "Group Note" shall mean the promissory note dated December 21, ------------ 1988, issued by the Borrower to the order of Housewares in the original principal amount of $26,100,000, and all amendments thereto and substitutions and replacements therefor.

          "Guaranty" or "Guarantee" or "Guaranties" shall mean any
          ----------    -----------    ------------ arrangement whereby a
     Person (for purposes of this definition, the "guarantor") is or becomes liable in respect of any Indebtedness or other obligation of another and any other arrangement whereby credit is extended to another obligor on the basis of any promise of the guarantor, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations, or to maintain the capital, the working capital, solvency or general financial condition of such obligor, whether or not such arrangement is listed in the balance sheet of the guarantor or referred to in a footnote thereto, except for endorsements made in connection with the deposit of items for credit or collection in the ordinary course of business.

          "Guaranty Agreements" shall mean the several Guaranty Agreements --------------------- of even date herewith to be executed and delivered by each of the Guarantors in favor of the Agent, substantially in the form of EXHIBIT B hereto, as the same may be amended, modified or supplemented from time to time.

          "Guarantors" shall mean individually, each of Kellogg, Woodstream, ------------ Wright-Bernet, Cleaning and Capital, and any other
     Person that shall become a guarantor of the Lender Obligations pursuant to the provisions hereof, and collectively, all of them.

          "Housewares" shall mean Ekco Housewares, Inc., a Delaware corporation.
          ------------

          "Housewares Credit Facility" shall mean the Indebtedness of ---------------------------- Housewares and Ekco Canada, Inc.
     ("Canada") under that certain Amended and Restated Credit Agreement dated as of January 8, 1992, by and among Housewares, Canada, Fleet, as agent, and the Lenders party thereto, as amended from time to time.

          "Inactive Subsidiaries" shall mean collectively, (i) Delhi ----------------------- Manufacturing Corporation, a Delaware
     corporation, (ii) Ekco Wood Products Co., a Delaware corporation, (iii) Fenwick, a California corporation, (iv) FPI, Inc., a Washington corporation, and (v) Trappe of Aspen, Inc., a Pennsylvania corporation.

          "Indebtedness" shall mean, as to any Person, all obligations, -------------- contingent and otherwise, which in accordance with
     GAAP should be classified upon such Person's balance sheet as liabilities.

          "Interest Period" shall mean with respect to any LIBOR Rate ----------------- Advance, the period commencing on the date of a
     LIBOR Rate Advance and ending one, two, three or six months thereafter, as the Borrower may request as provided in Section 2.2 or 2.3(a) hereof, PROVIDED, THAT:

                    (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day;

                    (ii) any Interest Period that would otherwise end after December 1, 1998 shall end on December 1, 1998; and

                    (iii) notwithstanding clause (ii) above, no Interest Period shall have a duration of less than 30 days, and if any Interest Period applicable to LIBOR Rate Advances would be for a shorter period, such Interest Period shall not be available hereunder.

          "Investment" shall mean with respect to any Person, (i) any stock, ------------ evidence of Indebtedness or other security of another
     Person, (ii) any loan, advance, contribution to capital, extension of credit (except for current trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) to another Person, and (iii) any purchase of (A) stock or other securities of another Person, or (B) any business or undertaking of another Person (whether by purchase of assets or securities), or any commitment or option to make any such purchase, or (C) any other investment, whether existing on the date of this Agreement or thereafter made. The term "Investment" shall not include ordinary advances to employees for travel expenses, drawing accounts and similar expenditures made in the ordinary course of business.

          "Kellogg" shall mean Kellogg Brush Manufacturing Co., a
          --------- Massachusetts corporation, and its successors and assigns.

          "Kellogg Note" shall mean the promissory note dated March 31, -------------- 1993, issued by Kellogg to the order of the Borrower in the original principal amount of $25,927,627.80, and all amendments thereto and substitutions and replacements therefor.

          "Lender Agreements" shall mean this Agreement, the Reducing ------------------- Revolving Credit Notes, the Security Agreements,
     the Guaranty Agreements, the Pledge Agreements, the Mortgages, all letter of credit applications and other agreements executed in connection with the issuance of Letters of Credit, and any other present or future agreement from time to time entered into between or among one or more Lenders and/or the Agent on the one hand, and the Borrower, or a Guarantor or an Affiliate on the other hand, relating to this Agreement or which the Borrower and the Majority Lenders have acknowledged is a Lender Agreement, each as from time to time amended or modified, and all statements, reports and certificates delivered by the Borrower to the Lenders and/or the Agent in connection therewith.

          "Lender(s)" shall mean (i) initially, Fleet and Shawmut, and ----------- (ii) from and after any time that any other Person becomes a party hereto as a Lender, all Persons who are Lenders hereunder.

          "Lender Obligations" shall mean all present and future obligations -------------------- and Indebtedness of the Borrower or any
     Guarantor owing to the Lenders or the Agent under this Agreement, the Notes or any other Lender Agreement, of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, whether now existing or hereafter arising, including, without limitation, the obligations to pay the Indebtedness from time to time evidenced by the Notes and obligations to pay interest, commitment fees and other fees and charges from time to time owed under any Lender Agreement, and further including, without limitation, all obligations of the Borrower or any Guarantor arising under or in connection with any checking or disbursement account maintained by the Agent or any Lender.

          "L/C" shall mean a documentary letter of credit issued by the ----- Agent for the account of the Borrower pursuant to Section
     2.11.1(b) hereof.

          "Letters of Credit" shall mean collectively, the L/Cs, SBLCs and ------------------- Additional SBLCs issued hereunder.

          "LIBOR Pricing Option" shall mean the option granted to the ---------------------- Borrower pursuant to Section 2.3 to have interest on all or a portion of the Advances computed on the basis of the LIBOR Rate for an applicable Interest Period.

          "LIBOR Rate" shall mean for any Interest Period for any LIBOR Rate ------------ Advance, the quotient of (i) the rate of interest determined by the Agent, at about 11:00 a.m. (Boston, Massachusetts time) on the Rate Fixing Day as being the rate at which deposits in U.S. dollars are offered to it by first-class banks in the London Interbank Market for deposit for such Interest Period in amounts comparable to the aggregate principal amount of LIBOR Rate Advances to which such Interest Period relates, divided by (ii) the difference between one (1) minus the Reserve Requirement (expressed as a decimal) applicable to that Interest Period. The LIBOR Rate shall be adjusted automatically as of the effective date of any change in the Reserve Requirement.

          "LIBOR Rate Advance" means any Advance hereunder upon which -------------------- interest will accrue on the basis of a formula including as a component thereof the LIBOR Rate. The expiration date of any LIBOR Rate Advance shall mean the last day of the Interest Period applicable to such LIBOR Rate Advance.

          "Majority Lenders" shall mean, at any time, the Lenders having ------------------ made not less than 66 2/3% of the outstanding principal amount of the Advances hereunder, or, if no Advances have been made, the Lender or Lenders having 66 2/3% of the Commitments hereunder.

          "Maximum SBLC Amount" shall mean $5,000,000, as reduced from time --------------------- to time, pursuant to Section 2.11.9.

          "Maximum Reducing Revolving Credit Amount" shall mean the
          ------------------------------------------ following amounts for the periods indicated, as reduced from time to time pursuant to Section 2.7:

                    Period                             Amount
                    ------                             ------
          Closing Date through December 30, 1995     $35,000,000
          December 31, 1995 - December 30, 1996       30,000,000
          December 31, 1996 - November 30, 1998       25,000,000
          December 1, 1998                                     0

        "Mortgages" shall mean collectively (i) the Mortgage and Security ----------- Agreement and the Collateral Assignment of Leases and
     Rents, each dated the Closing Date, executed by the Borrower with respect to the real property owned by the Borrower in Hudson, New Hampshire (collectively, the "New Hampshire Mortgage Documents"), and (ii) the Mortgage and Security Agreement dated the Closing Date executed by Kellogg real property owned by Kellogg located in East Hampton, Massachusetts (the "Massachusetts Mortgage"), as such documents may be amended, modified or supplemented from time to time.

        "Material Adverse Effect" shall mean a material adverse effect on ------------------------- the business, properties, assets, operations or condition of (i) the Borrower, (ii) the Borrower and the Guarantors taken as a whole, or (iii) the Borrower and its Subsidiaries taken as a whole.

        "Multiemployer Pension Plan" shall mean a multiemployer plan ---------------------------- within the meaning of Section 4001(a)(3)
     of ERISA, to which the Borrower or any Subsidiary is required to make contributions.

        "1993 Consolidated Financial Statements" shall mean the
        ---------------------------------------- Consolidated Balance Sheet of
     the Borrower as of January 2, 1994 and the related Consolidated Statements of Earnings and Retained Earnings for the year then ended and notes to such financial statements.

        "Notes" shall mean the Reducing Revolving Credit Notes and any ------- other notes issued by the Borrower to the Lenders from time to time pursuant to this Agreement.

        "Pension Plan" shall mean an employee benefit plan or other plan -------------- maintained for the employees of the Borrower or any of its Subsidiaries as described in Section 4021(a) of Title IV of ERISA.

        "Permitted Liens" shall mean:
        -----------------

             (a) Deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security; liens in respect of judgments or awards to the extent such judgments or awards do not constitute a Default hereunder; and liens for taxes, assessments or governmental charges or levies and liens to secure claims for labor, material or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with Section 8.1 hereof;

             (b) Encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property which do not materially detract from the value of such property or impair its use in the business of the owner or lessee;

             (c) Liens (other than judgments and awards) created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings satisfactory to the Lenders;

             (d) Liens arising by operation of law to secure landlords, lessors or renters under leases or rental agreements made in the ordinary course of business and confined to the premises or property rented; and

             (e) Workmen's or materialmen's liens arising out of construction, reconstruction, rehabilitation or maintenance of any of the properties of the Borrower or any Subsidiary.

        "Person" shall mean an individual, corporation, partnership, joint -------- venture, association, estate, joint stock company, trust, organization, business, or a government or agency or political subdivision thereof.

        "Pledge Agreements" shall mean each of the Pledge Agreements in ------------------- substantially the form of EXHIBIT C hereto to be executed and delivered by the Borrower, Kellogg and Woodstream, as the same may be amended, modified or supplemented from time to time.

        "Prime Rate" shall mean the rate of interest from time to time ------------ announced and made effective by the Agent as its "Prime
     Rate," it being understood that such rate is a reference rate, not necessarily the lowest, which serves as the basis upon which effective rates of interest are calculated for obligations making reference thereto.

        "Prime Rate Advance" shall mean any loan or Advance hereunder upon -------------------- which interest will accrue on the basis of a formula including as a component thereof the Prime Rate.

        "Rate Fixing Day" shall mean, in the case of a LIBOR Rate Advance, ----------------- the second Business Day preceding the Business Day on which an Interest Period begins.

        "Reducing Revolving Credit Commitment" shall mean, as to any -------------------------------------- Lender, the product of (i) the
     Maximum Reducing Revolving Credit Amount,

     TIMES (ii) such Lender's Reducing Revolving Credit Commitment
     Percentage.

        "Reducing Revolving Credit Commitment Percentage" shall mean, as ------------------------------------------------- to any Lender,
     the percentage figure set forth below such Lender's name on an execution page hereof as its Reducing Revolving Credit Commitment Percentage.

        "Reducing Revolving Credit Notes" shall mean the Reducing
        --------------------------------- Revolving Credit Notes executed by the Borrower in favor of each Lender in the amount of such Lender's Reducing Revolving Credit Commitment, substantially in the form of EXHIBIT A hereto.

        "Reducing Revolving Credit Termination Date" means December 1, 1998.
        --------------------------------------------

        "Regulation D" shall mean Regulation D of the Board of Governors -------------- of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

        "Regulation U" shall mean Regulation U of the Board of Governors -------------- of the Federal Reserve System from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        "Reportable Event" shall mean an event reportable to the Pension ------------------ Benefit Guaranty Corporation under Section 4043 of
     Title IV of ERISA, unless exempted from the reporting requirements by regulations of the Pension Benefit Guaranty Corporation.

        "Reserve Requirement" shall mean the maximum aggregate reserve --------------------- requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on the Lenders against "Euro-currency Liabilities" as defined in Regulation D.

        "Restricted Investment" shall mean any Investment other than those ----------------------- permitted under subsections 9.3(a) through (h)
     hereof.

        "Restricted Payment" shall mean, with respect to any Person:
        -------------------- (i) any Distribution by such Person; or (ii) any payment of principal or interest on, or any retirement of principal of, loans or advances owed by such Person to any of its Affiliates, or any payment of principal or interest on account of or retirement of any Subordinated Indebtedness of such Person.

        "Restricted Stock Plans" shall mean collectively, (i) The 1984 ------------------------ Ekco Group, Inc. Restricted Stock Plan, (ii)
     The 1985 Ekco Group, Inc. Restricted Stock Plan, (iii) The Borrower's 1984 Employee Stock Purchase Plan, (iv) the Incentive Compensation Plan for Executive Employees of Ekco Group, Inc. and its Subsidiaries, and (v) comparable plans providing for the issuance of capital stock of the Borrower to officers, directors and employees of the Borrower and its Subsidiaries having terms similar to the foregoing, each as amended from time to time by a resolution of the Board of Directors of the Borrower or a duly authorized committee thereof.

        "Restricted Subsidiary" shall mean any Subsidiary other than an ----------------------- Unrestricted Subsidiary.

        "Restructuring Charge" shall mean the one time charge to income ---------------------- taken by the Borrower in the fourth quarter of fiscal year 1993 in the pre-tax amount of $11,000,000 and in the after-tax amount of $6,600,000.

        "SBLC" shall mean a standby letter of credit issued by the Agent
        ------ for the account of the Borrower in accordance with Section 2.11. 1(a), which shall be in form satisfactory to the Agent in its sole discretion. As used herein the term "SBLC" shall not include Additional SBLCs.

        "SBLC Credit Commitment" shall mean, as to each Lender, an amount ------------------------ equal to the product of (i) the Maximum SBLC
     Amount, TIMES (ii) such Lender's SBLC Credit Commitment Percentage.

        "SBLC Credit Commitment Percentage" shall mean, as to any Lender, ----------------------------------- the percentage figure set forth below such Lender's name on an execution page hereof as its SBLC Credit Commitment Percentage.

        "SBLC Credit Termination DATE" shall mean December 1, 1998.
        ------------------------------

        "Security Agreements" shall mean the several Security Agreements --------------------- in substantially the form of EXHIBIT D hereto, to be executed and delivered by the Borrower and each of the Guarantors in favor of the Agent, as the same may be amended, modified or supplemented from time to time.

        "Security Documents" shall mean the Security Agreements, the -------------------- Pledge Agreements, the Guaranty Agreements and
     the Mortgages.

        "Stock Option Plans" shall mean collectively, (i) the 1987 Stock -------------------- Option Plan of the Borrower, (ii) The Ekco Group,
     Inc. 1988 Director's Stock Option Plan, and (iii) comparable plans providing for the issuance of options to purchase capital stock of the Borrower to officers, directors and employees of the Borrower and its Subsidiaries having terms similar to the foregoing, each as amended from time to time by a resolution of the Board of Directors of the Borrower or a duly authorized committee thereof.

        "Subordinated Indebtedness" shall mean the Indebtedness evidenced --------------------------- by the Group Note and the 1818 Note and any
     other Indebtedness of the Borrower which is subordinated to the Indebtedness of the Borrower hereunder, under the Notes and to all other Lender Obligations, on terms and conditions approved in writing by the Lenders.

        "Subsidiary" shall mean any Person of which the Borrower shall now ------------ or hereafter at the time own, directly or indirectly through one or more Subsidiaries or otherwise, sufficient voting stock (or other beneficial interest) to entitle it to elect at least a majority of the board of directors or trustees or similar managing body. The term "Subsidiary" shall not include any employee benefit plan of the Borrower or any entity appointed or established by the Borrower for or pursuant to the terms of any such plan.

        "12.70% Notes" shall mean the 12.70% Senior Subordinated Notes of -------------- Housewares due December 15, 1998, in the aggregate original principal amount of $60,000,000.

        "Uniform Customs and Practice" shall mean the Uniform Customs and ------------------------------ Practice for Documentary Credits (1993
     Revision) International Chamber of Commerce Publication No. 500.

        "Unrestricted Subsidiary" shall mean a Subsidiary formed or ------------------------- acquired solely in connection with a transaction consummated with the proceeds of the Available Restricted Payments Fund, PROVIDED, HOWEVER, that any Unrestricted Subsidiary may become a Restricted Subsidiary on the date on which each of the following conditions shall have occurred:
     (i) such Subsidiary shall have executed and delivered a Guaranty of the Lender Obligations substantially in the form of the Guaranty Agreements;
     (ii) such Subsidiary shall have executed and delivered a Security Agreement, a Pledge Agreement, Uniform Commercial Code financing statements on appropriate form, and any other documents required to grant to the Agent, for the benefit of the Lenders, a perfected security interest and lien on all personal property of such Subsidiary, subject to no other liens or encumbrances other than liens permitted under
     Section 9.2 hereunder; (iii) all of the representations and warranties set forth in Article 5 hereof shall be true and correct with respect to such Subsidiary in all material respects (except for any such representations and warranties which expressly relate to an earlier date, and except for matters permitted under Articles 8 and 9 hereof; and (iv) no Default shall occur after giving effect to the conversion of such Subsidiary into a Restricted Subsidiary, PROVIDED, that for purposes of this clause (iv) and the financial covenants set forth in
     Article 7 hereof, such conversion shall be deemed to have occurred and become effective on the last day of the immediately preceding fiscal quarter.

        "Woodstream" shall mean Woodstream Corporation, a Pennsylvania ------------ corporation, and its successors and assigns.

        "Wright-Bernet" shall mean Wright-Bernet, Inc., an Ohio
        --------------- corporation, and its successors and assigns.

   SECTION 1.2. ACCOUNTING TERMS. All accounting terms used and not defined in this Agreement shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with such principles. If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affect the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to reflect fairly and equitably such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of the Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made. If the parties are unable to agree upon the amendments to any such financial covenants, standards or terms, the parties agree to submit any remaining disputes to an independent third-party accounting firm (having no substantial relationship with any party) of national recognition selected by such parties for a determination of the appropriate amendments to such financial covenant, standard or term, which determination shall be binding upon the parties.

   SECTION 1.3. TERMS DEFINED ELSEWHERE. The following terms, defined elsewhere in this Agreement as set forth below, shall have the respective meanings therein defined:

                                               Section of Agreement
                 Term                              Where Defined
                 ----                          --------------------
         "Acquiror"                              Section 9.6
         "Additional SBLC Facility Fee"          Section 2.5(d)
         "CERCLA"                                Section 5.19(b)(ii)
         "Code"                                  Section 6.8
         "Commitment Fee"                        Section 2.5(a)

         "Control Group Person"                  Section 6.8
         "Credit Participants"                   Section 12.3
         "Credits"                               Article 2
         "Disbursement Date"                     Section 2.11.3
         "Event of Default"                      Section 10.1
         "Hazardous Substances"                  Section 5.19(b)
         "Letter of Credit Notice"               Section 2.11.2
         "Notice of Borrowing"                   Section 2.2(a)
         "Officer's Certificate"                 Section 3.1
         "Real Property"                         Section 5.14
         "Reducing Revolving Credit"             Article 2
         "Reducing Revolving Credit
            Commitment Fee"                      Section 2.5(a)
         "Reimbursement Amount"                  Section 2.11.4
         "Register"                              Section 12.2(c)
         "Revolving Credit"                      Article 2
         "SBLC Commitment Fee"                   Section 2.5(b)
         "SBLC Credit"                           Article 2
         "SBLC Facility Fee"                     Section 2.5(c)
         "Successor Lender"                      Section 12.2(a)
         "Supporting Schedules"                  Section 6.1


                            ARTICLE 2.  THE CREDITS

     Subject to the terms and conditions hereof, and in reliance on the representations and warranties contained herein, each of the Lenders hereby establishes credit facilities in favor of the Borrower in the respective principal amounts of each Lender's Commitments. The aggregate principal amount of the Lenders' Commitments is $40,000,000. The Credits shall consist of a secured reducing revolving credit facility in the original maximum principal amount of $35,000,000 (the "Reducing Revolving Credit"), and a $5,000,0000 secured standby letter of credit facility (the "SBLC Credit").

     SECTION 2.1.    The Reducing Revolving Credit.
                     -----------------------------

          (a) Subject to the terms and conditions of this Agreement and so long as there exists no Default, at any time prior to the Reducing Revolving Credit Termination Date or the earlier acceleration of the Reducing Revolving Credit Notes, each Lender shall severally make such Advances to the Borrower as the Borrower may from time to time request, by notice to the Agent in accordance with Section 2.2, in an aggregate amount (i) as to each Lender, not to exceed at any time the amount of such Lender's Reducing Revolving Credit Commitment, and (ii) as to all of the Lenders, not to exceed an amount determined by subtracting (A) the aggregate outstanding balance of all Advances theretofore made by the Lenders PLUS the aggregate amount available to be drawn under all L/Cs and Additional SBLCs issued by the Agent for the account of the Borrower in accordance with Section 2.11.1(b) hereof, FROM
(B) the Maximum Reducing Revolving Credit Amount as in effect from time to time. Concurrently with the execution of this Agreement, the Borrower will execute and deliver to the Lenders its Reducing Revolving Credit Notes to evidence the Advances.

          (b)  Subject to the foregoing limitations and the provisions of
Article 4 hereof, the Borrower shall have the right to repay the outstanding balance of the Advances and to request further Advances, by notice to the Agent in accordance with Section 2.2; PROVIDED that the Agent and the Lenders shall have the absolute right to refuse to make any Advances for so long as there would exist any Default upon the making of such Advance or after giving effect thereto. All outstanding Advances and all interest accrued and unpaid thereon and all other amounts outstanding hereunder shall be paid in full on the Reducing Revolving Credit Termination Date.

     SECTION 2.2.    Requests For Advances.
                     ---------------------

          (a) Each Advance shall be made on notice (a "Notice of Borrowing"), given by the Borrower to the Agent (i) in the case of a Prime Rate Advance, not later than 12:00 noon (Boston, Massachusetts time) on the date of the proposed Prime Rate Advance, and (ii) in the case of a LIBOR Rate Advance, not later than 12:00 noon (Boston, Massachusetts time) on the date two (2) Business Days prior to the date of the proposed LIBOR Rate Advance. Each such Notice of Borrowing shall be by telephone, telecopy, telex or cable, in each case confirmed immediately in writing by the Borrower in substantially the form of EXHIBIT E hereto, specifying therein (A) the requested date of such Advance (which date shall be a Business Day), (B) the amount of such Advance (which must be a minimum of $100,000 for a Prime Rate Advance and $500,000 and in integral multiples of $100,000 for a LIBOR Rate Advance),
(C) whether such request is a request for a Prime Rate Advance or a LIBOR Rate Advance, and (D) if applicable, the duration of the requested Interest Period. The Agent shall notify each of the Lenders of any requested Prime Rate Advance not later than 2:00 p.m. (Boston, Massachusetts time) on the proposed date of such Prime Rate Advance. The Agent shall notify each of the Lenders of any requested LIBOR Rate Advance promptly after the Agent receives the Notice of Borrowing requesting such LIBOR Rate Advance. The Borrower agrees to indemnify and hold the Lenders harmless for any action, including the making of any Advances hereunder, or loss or expense, taken or incurred by the Lenders in good faith reliance upon any such telephone request. In the event the Borrower shall fail to state the choice of an interest rate to apply to any Advance in accordance with Section 2.3, or, if the Borrower shall select a LIBOR Rate Advance but shall fail to select an Interest Period with respect to such Advance, the Borrower shall be deemed to have chosen a Prime Rate Advance. At the time of the initial request for an Advance made under this
Section 2.2, the Borrower shall have provided the Agent with a Compliance Certificate. The Borrower hereby agrees (i) that the Lenders shall be entitled to rely upon the Compliance Certificate most recently delivered to the Agent until it is superseded by a more recent Compliance Certificate, and
(ii) that each request for an Advance, whether by telephone or in writing or otherwise, shall constitute a confirmation of the truth and accuracy in all material respects of the representations and warranties contained in the most recent Compliance Certificate then in the Agent's possession (except as to changes which are permitted under this Agreement and the other Lender Agreements). Notwithstanding the provisions of this Section 2.2 and Section
2.3 hereof, the Borrower may not request the making, conversion or continuation of LIBOR Rate Advances if it would result in there being more than seven (7) LIBOR Pricing Options in the aggregate outstanding at any one time.

          (b) Subject to the terms and conditions of this Agreement, each Lender shall make available on or before 3:00 p.m. (Boston, Massachusetts time) on the date of each proposed Advance, to the Agent at the Agent's address and in immediately available funds, such Lender's Reducing Revolving Credit Commitment Percentage of such Advance. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Article 3, the Agent will credit such funds to the Borrower on the date of the proposed Advance.

          (c) Unless the Agent shall have received notice from a Lender prior to the date of any Advance that such Lender will not make available to the Agent such Lender's Reducing Revolving Credit Commitment Percentage of such Advance, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Advance in accordance with and as provided in this Section 2.2 and the Agent may, in reliance upon such assumption, make available on such date a corresponding amount to the Borrower. If and to the extent such Lender shall not have so made its Reducing Revolving Credit Commitment Percentage of such Advance available to the Agent and the Agent shall have made available such corresponding amount to the Borrower, such Lender agrees to pay to the Agent forthwith on demand, and the Borrower agrees to repay to the Agent within thirty (30) days after demand (but only after demand for payment has first been made to such Lender and such Lender has failed to make such payment), an amount equal to such corresponding amount together with interest thereon for each day from the date the Agent shall make such amount available to the Borrower until the date such amount is paid or repaid to the Agent, at an interest rate equal to the interest rate applicable at the time to such Advance. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance for purposes of this Agreement. If the Borrower makes a repayment required by the foregoing provisions of this Section 2.2(c) and thereafter the applicable Lender or Lenders make the payments to the Agent required by this
Section 2.2(c), the Agent shall promptly refund the amount of the Borrower's payment.

          (d) The failure of any Lender to make the Advance to be made by it on any date shall not relieve such Lender or any other Lender of its obligation, if any, hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender.

     SECTION 2.3.   Interest.
                    --------

          (a) Subject to the terms of Sections 2.4 and 2.9 hereof, the Borrower shall pay interest on the unpaid balance of the Advances from time to time outstanding at a rate per annum chosen by the Borrower in accordance with
Section 2.2 and this Section 2.3 from the following options: (i) the Prime Rate plus one-quarter of one percent (.25%), or (ii) the LIBOR Rate plus one and three-quarters of one percent (1.75%).

          (b) Subject to all of the conditions hereof and so long as there exists no Default, the Borrower may convert Prime Rate Advances to LIBOR Rate Advances, and may continue LIBOR Rate Advances as LIBOR Rate Advances at the end of any applicable Interest Period, by written notice to the Agent which must be received by the Agent prior to 2:00 p.m. (Boston, Massachusetts time) two (2) Business Days prior to the effective date of any such conversion and, in the case of a continuation of a LIBOR Rate Advance, two (2) Business Days prior to the last day of the applicable Interest Period, which notice must specify the duration of the next Interest Period to apply to such LIBOR Rate Advance. Unless the Agent shall have received the notice referred to in the preceding sentence, LIBOR Rate Advances shall automatically convert to Prime Rate Advances at the end of the applicable Interest Period. The Agent will promptly inform each Lender of a notice of election of a LIBOR Rate Advance received by the Lender pursuant to this Section 2.3(b) and of the duration of the Interest Period specified by the Borrower therein.

          (c) With respect to Prime Rate Advances, interest shall be payable in arrears on the last day of each calendar month, commencing April 30, 1994, and continuing until all amounts of principal which are Prime Rate Advances shall have been fully paid. With respect to LIBOR Rate Advances, interest shall be payable in arrears on the last day of the applicable Interest Period and, if such Interest Period is more than three months, interest shall be paid in three month intervals from the first day of such Interest Period and on the last day of such Interest Period, for interest accrued to each such date.

     SECTION 2.4. ADDITIONAL INTEREST PAYMENTS. The Borrower shall, on demand, pay to the Agent, for the account of the Lenders, interest on any overdue installments of principal, Reimbursement Amounts, fees or any other amounts, and, to the extent permitted by law, on any overdue installments of interest, at a rate per annum equal to the Prime Rate plus two and one-quarter percent (2.25%).

     SECTION 2.5.    Fees.
                     ----

          (a) The Borrower shall pay to the Agent for the account of the Lenders, in proportion to each Lender's respective Reducing Revolving Commitment Percentage, a credit commitment fee (the "Reducing Revolving Credit Commitment Fee") of three-eighths of one percent (.375%) per annum of the difference between (i) the Maximum Reducing Revolving Credit Amount, and
(ii) the daily average principal amount of the Advances and face amount of all Additional SBLCs outstanding from time to time, from the date hereof to and including the Reducing Revolving Credit Termination Date. The Reducing Revolving Credit Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 1994, for the quarter then ended (and in the case of the payment due on June 30, 1994, for the period from the Closing Date to June 30, 1994).

          (b) The Borrower shall pay to the Agent for the account of the Lenders, in proportion to each Lender's respective SBLC Commitment Percentage, a credit commitment fee (the "SBLC Commitment Fee") of three-eighths of one percent (.375%) per annum of the difference between (i) the Maximum SBLC Amount, and (ii) the daily average amount available to be drawn on all outstanding SBLCs from time to time, from the date hereof to and including the SBLC Termination Date. The SBLC Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 1994, for the quarter then ended (and in the case of the payment due on June 30, 1994, for the period from the Closing Date to June 30,
1994).

          (c) The Borrower shall pay to the Agent for the account of the Lenders, in proportion to each Lender's SBLC Credit Commitment Percentage, a fee (the "SBLC Facility Fee") with respect to each SBLC issued hereunder, calculated at a rate of one and one-quarter percent (1.25%) per annum on the aggregate amount available to be drawn on all outstanding SBLCs, from and including the date of issuance of each SBLC until the expiration date thereof. The SBLC Facility Fee shall be payable quarterly in advance, on the date of issuance of the initial SBLC(s) hereunder and thereafter on the first day of each March, June, September and December.

          (d) The Borrower shall pay to the Agent for the account of the Lenders, in proportion to each Lender's Reducing Revolving Credit Commitment Percentage, a fee (the "Additional SBLC Facility Fee") with respect to each Additional SBLC issued hereunder, calculated at a rate of one and one-quarter percent (1.25%) per annum on the aggregate amount available to be drawn on all outstanding Additional SBLCs from and including the date of issuance of each Additional SBLC until the expiration date thereof. The Additional SBLC Facility Fee shall be payable quarterly in advance, on the date of issuance of the initial Additional SBLC(s) hereunder and thereafter on the first day of each March, June, September and December.

          (e) AGENCY FEE. On the Closing Date and on each anniversary thereof, the Borrower shall pay to the Agent, for its own account, the agency fee described in the side letter agreement dated the Closing Date between Fleet and the Borrower.

     SECTION 2.6.    Computation of Interest and Fees.
                     --------------------------------

          (a) All computations of interest and fees hereunder shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed. No interest payment or interest rate charged hereunder shall exceed the maximum rate authorized from time to time by applicable law. The outstanding principal balance of the Notes as reflected on the Agent's records from time to time shall be considered correct and binding on the Borrower and the Lenders (absent manifest error) unless within sixty (60) days after receipt of any notice by the Agent of such outstanding amount, the Borrower or any Lender notifies the Agent to the contrary.

          (b) Any change in the rate of interest resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate becomes effective.

     SECTION 2.7. TERMINATION OR REDUCTION OF REDUCING REVOLVING CREDIT. The Borrower may at any time terminate or reduce the Reducing Revolving Credit in whole or in part, subject to Section 4.7 hereof, without premium or penalty, upon not less than three (3) Business Days prior written notice to the Agent; PROVIDED that any such partial reduction or termination shall be in a minimum amount of $1,000,000 and integral multiples of $1,000,000.
Following termination or reduction of all or part of the Reducing Revolving Credit, such terminated portion may not be reinstated. The Borrower shall on the date of any such termination or reduction pay all accrued interest and Reducing Revolving Credit Commitment Fees to such date.

     SECTION 2.8. YIELD PROTECTION. If any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance of the Lenders with such:

            (i) subjects any of the Lenders to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of the Lenders), or changes the basis of taxation of payments to the Lenders in respect of its loans or Advances or other amounts due it hereunder; or

            (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (other than the Reserve Requirement, to the extent it is taken into account in determining the interest rate applicable to LIBOR Rate Advances); or

            (iii) imposes any other condition the result of which is to increase the cost to any Lender of making, funding or maintaining loans or Advances hereunder or reduces any amount receivable by any Lender in connection with such loans or Advances, or requires any Lender to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender; or

            (iv) affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender and such Lender determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make loans or Advances hereunder or of commitments of this type;

then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred (including, in the case of the preceding clause (iv), any reduction in the rate of return on capital to an amount below that which such Lender could have achieved but for such change in regulation after taking into account such Lender's policies as to capital adequacy) or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its loans and Advances hereunder.

     SECTION 2.9.   AVAILABILITY OF LIBOR PRICING OPTION; CHANGED
CIRCUMSTANCES. In the event that:

          (a) on any date on which the LIBOR Rate would otherwise be set, the Agent shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR Rate; or

          (b) at any time the Agent shall have determined in good faith (which determination shall be final and conclusive) that

               (i) the implementation of the LIBOR Pricing Option has been made impracticable or unlawful by (A) the occurrence of a contingency that materially and adversely affects the interbank Eurodollar market, or (B) compliance by any Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

               (ii) the LIBOR Rate shall no longer represent the effective cost to the Lenders for U.S. dollar deposits in the interbank market for deposits in which they regularly participate;

then, and in such event, the Agent shall forthwith so notify the Borrower thereof. Until the Agent notifies the Borrower that the circumstances giving rise to such notice no longer apply, the obligation of the Lenders and the Agent to allow election by the Borrower of a LIBOR Rate Advance shall be suspended. If at the time the Agent so notifies the Borrower, the Borrower has previously given the Agent a Notice of Borrowing or a notice pursuant to
Section 2.3(b) requesting a LIBOR Rate Advance, but such LIBOR Pricing Option has not yet gone into effect, such Notice of Borrowing or notice shall automatically be deemed to be a request for a Prime Rate Advance. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) all outstanding LIBOR Rate Advances shall automatically convert to Prime Rate Advances and, in the event of an occurrence of the type specified in Section 2.9(b), to the extent that the Agent or any Lender has incurred any so-called "LIBOR breakage costs" relating to such outstanding LIBOR Rate Advances, the Borrower shall pay any amounts required to be paid pursuant to Section 4.7 with respect to such Advances.

     SECTION 2.10.  LENDER CERTIFICATES; SURVIVAL OF INDEMNITY.  If any
Lender shall seek reimbursement or indemnification pursuant to Section 2.8 or 4.7, such Lender shall deliver a certificate to the Borrower stating the amount due thereunder. Such certificate as to the amount due under
Section 2.8 or 4.7 shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under
Section 2.8 or 4.7 in connection with a LIBOR Rate Advance shall be calculated as though the Lenders funded the LIBOR Rate Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such LIBOR Rate Advance, whether in fact that is the case. Unless otherwise provided herein, the amount specified in the certificate shall be payable within fifteen (15) days after receipt by the Borrower of the certificate. The obligations of the Borrower under Section 2.8 shall survive for six months following payment of all Lender Obligations and termination of this Agreement; provided that such continuation shall not affect the obligation of the Agent to release the liens granted pursuant to the Security Documents upon termination of this Agreement and the Security Documents.

     SECTION 2.11.  Letters of Credit.
                    -----------------

          SECTION 2.11.1.  SBLCs, L/Cs and Additional SBLCs.
          --------------   --------------------------------

               (a) SBLCs. Subject to the terms and conditions hereof, including satisfaction of the conditions set forth in Sections 3.1 and
     3.2 hereof, and provided no Default has occurred, the Agent shall, at any time prior to the SBLC Termination Date, upon the request of the Borrower pursuant to Section 2.11.2 hereof, issue SBLCs for the account of the Borrower, PROVIDED THAT: (i) the aggregate outstanding stated amount of outstanding SBLCs shall not exceed the Maximum SBLC Amount; and (ii) each SBLC shall expire on or before the date one year after issuance thereof.

               (b) L/CS AND ADDITIONAL SBLCS. Subject to the terms and conditions hereof, including satisfaction of the conditions set forth in Sections 3.1 and 3.2 hereof, and provided no Default has occurred, the Agent shall at any time prior to the Reducing Revolving Credit Termination Date, upon the request of the Borrower pursuant to Section
     2.11.2 hereof, issue L/Cs and Additional SBLCs for the account of the Borrower, PROVIDED THAT: (i) the aggregate face amount of all outstanding L/Cs and Additional SBLCs shall not at any time exceed $2,000,000 or such other amount agreed upon by the Borrower and the Agent; and (ii) no Additional SBLCs shall be issued so long as the Borrower has availability to request an SBLC pursuant to Section 2.11.1(a). The parties hereto acknowledge and agree that on the Closing Date, Letter of Credit No. 1027085 issued by Fleet for the account of Woodstream in the face amount of $36,558 and having a stated expiry date of April 29, 1994 shall automatically and without any further action become an L/C hereunder, subject, in all respects, to the provisions of this Section 2.11 and the other provisions of this Agreement.

          SECTION 2.11.2. ISSUING LETTERS OF CREDIT. The Borrower may request that the Agent issue a Letter of Credit by written notice in the form attached hereto as EXHIBIT F (the "Letter of Credit Notice") given to the Agent not less than five (5) Business Days prior to the proposed date of issuance of such Letter of Credit. The Letter of Credit Notice shall (i) specify the proposed date of issuance and the beneficiary and amount of such Letter of Credit, (ii) specify whether such request is for an L/C, an SBLC or an Additional SBLC, and (iii) be accompanied by a letter of credit application or the appropriate form completed to the satisfaction of, and with such amendments and modifications as may be deemed necessary by, the Agent. The Agent shall notify each Lender of the Letter of Credit Notice prior to the date of issuance of the applicable Letter of Credit.

          SECTION 2.11.3. LENDERS' PARTICIPATION. Upon the issuance by the Agent of a Letter of Credit, and without further action, each Lender shall be deemed to have irrevocably purchased, (i) in the case of an L/C or an Additional SBLC, to the extent of its Reducing Revolving Credit Commitment Percentage, and (ii) in the case of an SBLC, to the extent of its SBLC Credit Commitment Percentage, a participation interest in such Letter of Credit. The Agent shall notify each Lender of the presentment for payment of any draft under a Letter of Credit, together with notice of the date (the "Disbursement Date") on which such payment shall be made. On the Disbursement Date each Lender shall deliver to the Agent by wire funds transfer such Lender's Reducing Revolving Credit Commitment Percentage or SBLC Commitment Percentage, as the case may be, of the draft paid by the Agent under the applicable Letter of Credit.

          SECTION 2.11.4.  Reimbursement and other Payments.
          --------------   --------------------------------

               (a) The Borrower hereby agrees to pay to the Agent on the date on which the Agent shall be required to pay any draft presented under any Letter of Credit, a sum (the "Reimbursement Amount") equal to:
     (i) the amount so paid under such Letter of Credit, plus (ii) interest on any amount remaining unpaid by the Borrower to the Agent under clause
     (i) from and including the date on which such amount becomes payable pursuant to clause (i) until payment in full, payable on demand, at a per annum rate of interest equal to the rate applicable to Prime Rate

     Advances under Section 2.3(a). If the Borrower shall fail to pay to the Agent the Reimbursement Amount on the date on which the Agent shall be required to pay any draft presented under any Letter of Credit, the Agent shall, to the extent the Borrower has availability to request an Advance, consider such failure to be a request for an Advance in the amount of the unpaid Reimbursement Amount, and, to the extent the Agent has received each Lender's Reducing Revolving Credit Commitment Percentage or SBLC Credit Commitment Percentage, as the case may be, of the amount paid by the Agent under such Letter of Credit, the Agent shall apply the proceeds of such Advance to reimburse the Lenders for such amounts received from the Lenders.

               (b) The Borrower hereby agrees to pay to the Agent, for its own account, sums equal to any and all customary fees and expenses which the Agent may pay or incur relative to the issuance of any L/C, SBLC or Additional SBLC, any amendment, transfer or negotiation thereof or any payment by the Agent thereunder.

          SECTION 2.11.5. OBLIGATIONS ABSOLUTE. The obligations of the Borrower with respect to the Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

               (a) any lack of validity or enforceability of the Letters of Credit or this Agreement;

               (b) any amendment or waiver of or any consent to or actual departure from this Agreement;

               (c) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons or entities for which any such beneficiary or any such transferee may be acting), the Agent, any Lender or any other Person or entity, whether in connection with this Agreement, the transactions contemplated herein or in any other agreements or any unrelated transaction;

               (d) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (e) payment by the Agent under a Letter of Credit against presentation by the beneficiary thereof of a draft or certificate which does not comply with the terms of such Letter of Credit; or

               (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

          SECTION 2.11.6. THE UNIFORM CUSTOMS AND PRACTICE. The Uniform Customs and Practice shall be binding on the Borrower, the Agent and the Lenders. The Borrower assumes all risks of the acts or omissions of the beneficiary of each Letter of Credit with respect to such Letter of Credit. In furtherance of, and not in limitation of the Agent's rights and powers under the Uniform Customs and Practice, but subject to all other provisions of this Section 2.11.6, it is understood and agreed that the Agent and the Lenders shall not have any liability for, and that the Borrower assumes all responsibility for: (a) the genuineness of any signature; (b) the form, correctness, validity, sufficiency, genuineness, falsification and legal effect of any draft, certification or other document required by a Letter of Credit or the authority of the Person signing the same; (c) the failure of any instrument to bear any reference or adequate reference to a Letter of Credit or the failure of any Persons to note the amount of any instrument on the reverse of a Letter of Credit or to surrender a Letter of Credit or otherwise to comply with the terms and condition of a Letter of Credit; (d) the good faith or acts of any Person other than the Agent and its agents and employees; (e) the existence, form or sufficiency or breach or default under any agreement or instrument of any nature whatsoever; (f) any delay in giving or failure to give any notice, demand or protest; and
     (g) any error, omission, delay in or nondelivery of any notice or other communication, however sent. The determination as to whether the required documents are presented prior to the expiration of a Letter of Credit and whether such other documents are in proper and sufficient form for compliance with a Letter of Credit shall be made by the Agent in its sole discretion, which determination shall be conclusive and binding upon the Borrower and the Lenders absent manifest error. It is agreed that the Agent may honor, as complying with the terms of a Letter of Credit and this Agreement, any documents otherwise in order and signed or issued by the beneficiary thereof. Any action, inaction or omission on the part of the Agent under or in connection with the Letters of Credit or any related instruments or documents, if in good faith and in conformity with such laws, regulations or commercial or banking customs as the Agent may reasonably deem to be applicable, shall be binding upon the Borrower and the Lenders, shall not place the Agent under any liability to the Borrower and the Lenders, and shall not affect, impair or prevent the vesting of any of the Agent's rights or powers hereunder or the Borrower's obligation to make full reimbursement or the Lenders' obligations to purchase participations in amounts paid by the Agent pursuant to Section 2.11.3.

          SECTION 2.11.7. MODIFICATION, CONSENT, ETC. If the Borrower, either in writing or orally, requests or consents to any modification or extension of a Letter of Credit or waives failure of any draft, certificate or other documents to comply with the terms of a Letter of Credit, the Agent and the Lenders shall be entitled to rely and shall be deemed to have relied on such request, consent or waiver with respect to any action taken or omitted by the Agent pursuant to any such request, consent or waiver, and such extension, modification or waiver shall be binding upon the Borrower.

          SECTION 2.11.8. LIABILITY OF THE AGENT AND THE LENDERS. Neither the Agent, the Lenders nor any of their respective officers, directors or employees shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Agent against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to a Letter of Credit; or (d) any other circumstances whatsoever in making or failure to make payment under a Letter of Credit; PROVIDED, THAT, notwithstanding anything in this
     Section 2.11 to the contrary, the Borrower shall have a claim against the Agent, and the Agent shall be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which were caused by the Agent's failure to conform to the standards of the Uniform Customs and Practice. In furtherance and not in limitation of the foregoing, the Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          SECTION 2.11.9. TERMINATION OF SBLC CREDIT. The Borrower may at any time upon not less than three (3) Business Days' prior written notice to the Agent, elect to terminate or reduce the Maximum SBLC Credit Amount in whole or in part, without premium or penalty; PROVIDED that any such partial reduction or termination shall be in a minimum amount of $500,000 and integral multiples of $500,000. Following termination of all or part of the SBLC Credit hereunder, such terminated portion of the Maximum SBLC Credit Amount may not be reinstated.


                        ARTICLE 3.  CONDITIONS OF LENDING

     SECTION 3.1. CONDITIONS TO THE INITIAL ADVANCE. The Lenders' obligations to make available the Credits provided for herein and to make the initial Advance and/or issue the initial Letter of Credit shall be subject to compliance by the Borrower with its obligations contained herein, and to the satisfaction or waiver by the Lenders, at or before the Closing Date, of all the following conditions precedent:

          (A) RECEIPT OF DOCUMENTS. The Agent shall have received each of the following, in form and substance satisfactory to the Lenders and their counsel or in the form attached hereto as an Exhibit, as the case may be:

               (1) REDUCING REVOLVING CREDIT NOTES. The Reducing Revolving Credit Notes duly executed by the Borrower;

               (2) SECURITY DOCUMENTS. (i) the Guaranty Agreements duly executed by each Guarantor; (ii) the Security Agreements duly executed by the Borrower and the Guarantors, as appropriate; (iii) the Pledge Agreements duly executed by the Borrower, Kellogg and Woodstream, together with (A) certificates representing all of the issued and outstanding stock of Kellogg, Woodstream, Housewares, Wright-Bernet, Capital and Cleaning (except for certain publicly traded shares of Woodstream's preferred stock), with stock powers duly executed in blank,
     (B) certificates representing all of the capital stock of the Borrower owned by Woodstream, with stock powers duly executed in blank, and
     (C) the original Kellogg Note, duly endorsed by the Borrower in blank; and (iv) the Mortgages duly executed by the Borrower and Kellogg , as appropriate;

               (3) CERTIFICATE OF CORPORATE ACTION BY THE BORROWER. A certificate of the Secretary of the Borrower, dated the Closing Date, certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Reducing Revolving Credit Notes and the other Lender Agreements to which the Borrower is a party;

               (4) OFFICER'S CERTIFICATES. A certificate regarding places of business and locations of collateral duly executed by the Chairman, President, Treasurer or Chief Financial Officer of the Borrower and each of the Guarantors, in the form attached hereto as EXHIBIT G;

               (5) RESOLUTIONS. Copies of all resolutions of the Executive Committee of, or the Board of Directors of, the Borrower and each of the Guarantors, certified by the Secretary or Clerk of the Borrower and each Guarantor, respectively, as being contained in the minutes of each such Committee or Board of Directors, and all such other documents, similarly certified, evidencing all other necessary corporate actions by the Borrower and the Guarantors, duly authorizing the execution, delivery and performance by the Borrower and each Guarantor of the Lender Agreements to which each of them is a party and all other transactions contemplated hereby and thereby;

               (6) CERTIFICATES OF CORPORATE ACTION BY GUARANTORS. A certificate of the Secretary or Clerk of each Guarantor, dated the Closing Date, certifying the names and true signatures of the officers of the Guarantor authorized to sign the Guaranty Agreements and the other Lender Agreements to which such Guarantor is a party;

               (7) OPINION OF COUNSEL TO BORROWER AND GUARANTORS. The opinion of Messrs. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Borrower and the Guarantors, dated the Closing Date, in the form attached hereto as EXHIBIT I;

               (8) CERTIFICATES OF GOOD STANDING, ETC. Certificates of legal existence and good standing for the Borrower and each Guarantor issued by the Secretary of State of its respective state of incorporation, and certificates of due qualification of the Borrower issued by the Secretary of State of the states in which each of them are qualified or registered to do business as foreign corporations;

               (9) UNIFORM COMMERCIAL CODE FINANCING STATEMENT. Evidence of the filing of Uniform Commercial Code Financing Statements in all jurisdictions where such filings are necessary to perfect the security interests created under the Security Documents;

               (10) CERTIFICATES OF INSURANCE. Certificates of insurance issued to the Agent from an independent insurance broker dated the Closing Date, in form and substance satisfactory to the Agent, certifying as to the insurance on the assets of the Borrower and the Guarantors as required hereunder and under the Security Agreements and naming the Agent as a loss payee, insured mortgagee and additional insured, as applicable;

               (11) THE 1993 CONSOLIDATED FINANCIAL STATEMENTS. The 1993 Consolidated Financial Statements;

               (12) FEES. The Borrower shall have executed and delivered the side letter agreement referred to in Section 2.5(d) hereof, and the Borrower shall have paid the fees described therein;

               (13) MORTGAGE DOCUMENTS.  (i) The opinion of Messrs.
     Devine, Millimet and Branch, special counsel to the Borrower, relating to the New Hampshire Mortgage Documents and the title to the Real Property subject thereto; (ii) the opinion of Messrs. Bowen and Siegel regarding title to the property subject to the Massachusetts Mortgage, and (iii) such other documents and materials regarding the Mortgages and the Real Property subject thereto as the Lenders shall reasonably require, all in form and substance satisfactory to the Lenders;

               (14) LANDLORD CONSENT AND ESTOPPEL CERTIFICATE. A Landlord Consent and Estoppel Certificate executed by the landlord with respect to Cleaning's premises located in Nashville, Tennessee, in form and substance satisfactory to the Lenders;

               (15) PAYOFF MATTERS. (i) A payoff letter from each of Fleet and Continental Bank, N.A. reciting the outstanding balance of all Indebtedness of the Borrower or Guarantors, as the case may be, to each such party as of the Closing Date, together with a PER DIEM calculation relating to interest thereon, which letter shall state that upon payment in full of such Indebtedness by the applicable obligor, the security discharge documents referred to in the following clause (ii) may be released and filed, as appropriate, and (ii) U.C.C.-3 Terminations, mortgage discharges and any other documents required in order to terminate all liens and security interests granted to Continental Bank,

     N.A. to secure Indebtedness owed to such parties, in form and substance satisfactory to the Lenders; and

               (16) OTHER DOCUMENTS. Such other documents, certificates and opinions as the Agent may reasonably request.

          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties herein and those made by or on behalf of the Borrower or any Subsidiary in any other Lender Agreement shall be true and correct as of the date of execution of this Agreement, with the same effect as if made at and as of such time.

          (C) NO DEFAULT, ETC. There shall exist no Default or any other condition which, after the passage of time or giving of notice or both, would result in a Default upon the making of the Advances or the issuance of the Letters of Credit.

          (d) LEGALITY. The making of the Advances and the issuance of the Letters of Credit shall not be prohibited by any law or governmental order or regulation applicable to the Lenders, the Agent or to the Borrower, and all necessary consents, approvals and authorizations of any Person for all the credits made pursuant to this Agreement shall have been obtained.

          (e) LITIGATION. Except as set forth in SCHEDULE 5.13 attached hereto, there shall exist no litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal board or other governmental or administrative agency pending or, to the best knowledge of the Borrower, threatened, or any basis therefore, (i) with respect to the Credits, or (ii) which, if determined adversely to the Borrower or any Guarantor, is reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of the Borrower or such Guarantor to perform its obligations to the Lenders and the Agent under the Lender Agreements to which it is a party.

     SECTION 3.2. CONDITIONS TO ALL ADVANCES AND LETTERS OF CREDIT. The Lenders' obligations to make any Advance or the Agent's obligation to issue any Letter of Credit from time to time pursuant to this Agreement shall be subject to compliance by the Borrower with its obligations contained in this Agreement and each other Lender Agreement, and to the satisfaction, at or before making of each Advance or issuance of each Letter of Credit, as the case may be, of all of the following conditions precedent:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties herein and those made by or on behalf of the Borrower or any Subsidiary in any other Lender Agreement shall be correct in all material respects as of the date on which any Advance is made or any Letter of Credit is issued, as the case may be, with the same effect as if made at and as of such time, except that references in Article 5 to the 1993 Consolidated Financial Statements shall refer to the most recent annual financial statements furnished to the Lenders pursuant to Article 6 hereof, and references in Section 5.9(b) to the financial projections dated February 2, 1994 shall refer to the most recent annual financial projections furnished to the Lenders pursuant to Section 6.12 hereof, and except as to changes which are permitted under this Agreement and the other Lender Agreements.

          (b) NO DEFAULT. On the date of any Advance or issuance of any Letter of Credit hereunder, there shall exist no Default upon the making of, or after giving effect to, the Advance or the issuance of, and after giving effect to, the Letter of Credit, as the case may be.

          (C) LEGALITY. The making of the requested Advance or the issuance of the requested Letter of Credit, as the case may be, shall not be prohibited by any law or governmental order or regulation applicable to the

Lenders, the Agent or the Borrower and all necessary consents, approvals and authorizations of any Person for any such Advance or Letter of Credit shall have been obtained.

          (D) NOTICE OF BORROWING. The Agent shall have received a Notice of Borrowing in accordance with Section 2.2 or a Letter of Credit Notice in accordance with Section 2.11.2, as the case may be, duly executed and completed by the Borrower, in form and substance satisfactory to the Agent.

     The request of the Borrower for each Advance and Letter of Credit, and the acceptance by the Borrower of each such Advance, shall be deemed a representation and warranty by the Borrower that the conditions specified above in this Section 3.2 have been satisfied.


                        ARTICLE 4. PAYMENT AND REPAYMENT

     SECTION 4.1.   MANDATORY PAYMENT.  If at any time the Maximum
Reducing Revolving Credit Amount shall be less than the aggregate outstanding principal balance of all Advances made hereunder plus the aggregate amount available to be drawn under all L/Cs and Additional SBLCs issued by the Agent pursuant to Section 2.11.1(b) hereof, the Borrower shall immediately repay to the Agent for the account of the Lenders an amount equal to the difference between the Maximum Reducing Revolving Credit Amount then in effect and such amount.

     SECTION 4.2. VOLUNTARY PREPAYMENT. The Borrower may make prepayments to the Agent for the account of the Lenders of any outstanding principal amount of the Advances which are Prime Rate Advances at any time prior to 12:30 p.m. (Boston, Massachusetts time) on any Business Day without premium or penalty. The Borrower may make prepayments to the Agent for the account of the Lenders of any outstanding principal amount of Advances which are LIBOR Rate Advances at any time prior to 12:30 p.m. (Boston, Massachusetts time) on any Business Day, subject, however, to the premiums and penalties set forth in Section 4.7.

     SECTION 4.3. PAYMENT AND INTEREST CUTOFF. Notice of each prepayment pursuant to Section 4.2 shall be given to the Agent (i) in the case of prepayment of Prime Rate Advances, not later than 12:00 noon (Boston, Massachusetts time) on the date of payment, and (ii) in the case of prepayment of LIBOR Rate Advances on any day other than the last day of the Interest Period applicable thereto, not later than 12:00 noon (Boston, Massachusetts time) one Business Day prior to the proposed date of payment, and, in each case, shall specify the total principal amount of the Advances to be paid on such date. Notice of prepayment having been given in compliance with this
Section 4.3, the amount specified to be prepaid shall become due and payable on the date specified for prepayment and from and after said date (unless the Borrower shall default in the payment thereof) interest thereon shall cease to accrue. Unpaid interest on the principal amount of any LIBOR Rate Advance so prepaid accrued to the date of prepayment shall be due on the date of prepayment.

     SECTION 4.4.   PAYMENT OR OTHER ACTIONS ON NON-BUSINESS DAYS.
Whenever any payment to be made hereunder shall be stated to be due on a day other than a Business Day such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, Reducing Revolving Credit Commitment Fees, SBLC Commitment Fees or SBLC Facility Fees, as the case may be. In the case of any other action the last day for performance of which shall be a day other than a Business Day, the date for performance shall be extended to the next succeeding Business Day.

     SECTION 4.5.    Method and Timing of Payments.
                     -----------------------------

          (a) All payments required to be made pursuant to the provisions of this Agreement and any other Lender Agreement, and all prepayments pursuant to Section 4.1, may be charged by the Agent against the Borrower's accounts with the Agent, for the account of the respective Lenders in proportion to their respective Commitments hereunder. The Borrower hereby authorizes the Agent and the Lenders, without notice to the Borrower, to charge against any account of the Borrower with the Agent or such Lender an amount equal to the accrued interest, principal, Reimbursement Amounts and other amounts from time to time due and payable to the Agent and the Lenders hereunder and under all other Lender Agreements.

          (b) The Borrower shall make each payment to be made by it hereunder not later than 12:00 noon (Boston time) on the day when due in lawful money of the United States to the Agent at its address set forth in
Section 14.5 in immediately available funds. The Agent will, after its receipt thereof, distribute like funds relating to the payment of principal, interest, Reimbursement Amounts, Commitment Fees or any other amounts payable hereunder ratably to the Lenders.

     SECTION 4.6. SHARING OF PAYMENTS, ETC. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances in excess of its ratable share of payments in respect thereof, such Lender shall forthwith purchase from each other Lender such participations in the Advances held by such other Lenders as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.6 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

     SECTION 4.7 PAYMENTS NOT AT END OF INTEREST PERIOD. If the Borrower for any reason makes any payment of principal with respect to any LIBOR Rate
Advance on any day other than the last day of the Interest Period applicable to such LIBOR Rate Advance, including without limitation by reason of acceleration, or fails to borrow an Advance after electing a LIBOR Pricing Option with respect thereto pursuant to Section 2.2, the Borrower shall pay to the Agent, for the ratable account of the Lenders, an amount computed pursuant to the following formula:

                              L = (R - T) x P x D
                              -------------------
                                      360
     L  = amount payable to the Agent
     R  = interest rate on such LIBOR Rate Advance
     T = effective interest rate per annum at which any readily marketable bond or other obligation of the United States, selected at the Agent's reasonable discretion, maturing on or near the last day of the then applicable Interest Period of such LIBOR Rate Advance and in approximately the same amount as such LIBOR Rate Advance can be purchased by the Agent on the day of such payment of principal or failure to borrow
     P  = the amount of principal prepaid or the amount of the requested
          LIBOR Rate Advance

     D = the number of days remaining in the Interest Period as of the date of such payment or the number of days of the requested Interest Period

The Borrower shall pay such amount upon presentation by the Agent of a statement setting forth the amount and the Agent's calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.


                   ARTICLE 5.  REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders to enter into this Agreement and extend the Credits contemplated hereby, the Borrower hereby makes the following representations and warranties (as used in this Article 5 the term "Subsidiary" shall refer only to Restricted Subsidiaries):

     SECTION 5.1. CORPORATE EXISTENCE, GOOD STANDING, ETC. The Borrower and each of its Subsidiaries is a corporation validly organized, legally existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and full legal right to own or to hold under lease its properties and conduct its business as now conducted and as proposed to be conducted by it. The Borrower has the corporate power to enter into and perform this Agreement and all other Lender Agreements to which it is a party and to execute and deliver the Reducing Revolving Credit Notes. Certified copies of the charter documents and By-laws of the Borrower have been previously delivered to the Agent and are true, accurate and complete as of the date hereof.

     SECTION 5.2. PRINCIPAL PLACE OF BUSINESS; LOCATION OF RECORDS. The principal places of business of the Borrower and its Subsidiaries are listed on SCHEDULE 5.14 attached hereto. All of the books and records or true and complete copies thereof relating to the respective accounts and contracts of the Borrower and such Subsidiaries are and will be kept at such locations or such other locations as to which the Borrower provides the Agent at least 15 days' prior written notice.

     SECTION 5.3.    QUALIFICATION.  The Borrower and each of its
Subsidiaries is duly qualified, licensed and authorized to do business and is in good standing as a foreign corporation in each jurisdiction where its failure to be so qualified, licensed or authorized to do business would have a Material Adverse Effect.

     SECTION 5.4. SUBSIDIARIES; CAPITAL STOCK. The Borrower has no Subsidiaries other than those listed on SCHEDULE 5.4 attached hereto. There are presently issued by the Subsidiaries of the Borrower and outstanding the shares of capital stock indicated on SCHEDULE 5.4 attached hereto. Each Subsidiary has received the consideration for which such stock was authorized to be issued and has otherwise complied with all legal requirements relating to the authorization and issuance of shares of stock and all such shares are validly issued, fully paid and non-assessable. Except as set forth on
SCHEDULE 5.4, no Subsidiary has any other capital stock of any class outstanding.

     SECTION 5.5. CORPORATE POWER. The execution, delivery and performance of this Agreement, the Reducing Revolving Credit Notes and all other Lender Agreements, and the incurrence of Indebtedness to the Lenders hereunder or thereunder, now or hereafter owing:

          (a) are within the corporate powers of the Borrower and each of the Guarantors, having been duly authorized by its respective Board of Directors or applicable Committee thereof or other similar governing body, and, if required by law, by its charter documents or by its By-laws, by its stockholders;

          (b) do not require any approval or consent of, or filing with, any governmental agency or other Person (or such approvals and consents have been obtained and delivered to the Agent) and are not in contravention of law or the terms of the charter documents or By-laws of the Borrower or such Guarantor or any amendment thereof, except to such extent as shall have no practical adverse effect, as determined by the Lenders in their sole discretion;

          (c)  do not and will not

               (i) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower or any Guarantor is a party or by which the Borrower or any Guarantor, or any of their respective properties are bound or affected, except to such extent as shall have no practical adverse effect, as determined by the Lenders in their sole discretion,

               (ii) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature on any property now owned or hereafter acquired by the Borrower or any of the Guarantors, except as provided in the Lender Agreements, or

               (iii) result in a violation of or default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination, award, indenture, agreement, lease or instrument now in effect having applicability to the Borrower, or to any of the Guarantors or properties, except to such extent as shall have no practical adverse effect, as determined by the Lenders in their sole discretion.

     SECTION 5.6. VALID AND BINDING OBLIGATIONS. This Agreement, the Reducing Revolving Credit Notes and all the other Lender Agreements executed in connection herewith and therewith constitute, or will constitute when delivered, the valid and binding obligations of the Borrower and the Guarantors, as the case may be, enforceable in accordance with their respective terms.

     SECTION 5.7. OTHER AGREEMENTS. Neither the Borrower nor any Guarantor is a party to any indenture, loan or credit agreement, or any lease or other agreement or instrument, or subject to any charter or corporate restriction, which is likely to have a Material Adverse Effect, or a material adverse effect on the ability of the Borrower or such Guarantor to carry out any of the provisions of this Agreement, the Reducing Revolving Credit Notes or any of the other Lender Agreements to which it is a party.

     SECTION 5.8. PAYMENT OF TAXES. The Borrower and each of its Subsidiaries has filed all federal, state, county, local, foreign or other income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax and all other tax returns which are required to be filed by it and has paid, or made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received, for which the failure to file or pay would have a Material Adverse Effect. The federal tax returns of the Borrower have been audited by the Internal Revenue Service through its Fiscal Year End 1987. The Borrower knows of no material additional assessments for any taxes for which adequate reserves appearing in the balance sheet contained in the 1993 Consolidated Financial Statements have not been established. The Borrower and its Subsidiaries have made adequate provisions for all current taxes, and in the opinion of the Borrower there will not be any additional assessments for any fiscal periods prior to and including that which ended on the date of said balance sheet in excess of the amounts reserved therefor.

     SECTION 5.9.    Financial Statements.
                     --------------------

          (a) The 1993 Consolidated Financial Statements and the unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of January 2, 1994, and the related consolidating statements of income for the fiscal quarter then ended, have been prepared in accordance with GAAP (subject, in the case of such consolidating statements, to the absence of footnotes and ordinary year-end audit adjustments) and present fairly the consolidated (and, in the case of such consolidating statements, consolidating) financial condition of the Borrower and its Subsidiaries, and all information contained therein is true, complete and correct in all material respects.

          (b) The consolidated and consolidating financial projections of the Borrower and its Subsidiaries dated February 2, 1994, copies of which have been delivered to the Agent and the Lenders, (i) have been prepared in accordance with GAAP, (ii) are based upon reasonable estimates and assumptions, (iii) have been prepared based on the assumptions stated therein and the Borrower's reasonable estimates of the results of operations of the Borrower and its Subsidiaries for the subject period, and (iv) represent reasonably attainable results of operations of the Borrower and its Subsidiaries for such period.

     SECTION 5.10. OTHER MATERIALS FURNISHED. No written information, exhibits, memoranda or reports furnished by the Borrower or any of its Subsidiaries to the Lenders in connection with the negotiation of this Agreement contains any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading in the context in which such statements were made.

     SECTION 5.11. COMMITMENTS TO ISSUE SECURITIES. There are no outstanding securities exchangeable for or convertible into or carrying any rights to acquire from any Subsidiary of the Borrower shares of any class of capital stock of such Subsidiary, and there are no outstanding options, warrants or other similar rights to acquire from any Subsidiary of the Borrower any shares of any class of capital stock of such Subsidiary. There are no outstanding commitments, agreements or obligations binding on any Subsidiary of the Borrower which require or could require any such Subsidiary
(i) to issue, sell, transfer, pledge or otherwise dispose of any shares of any class of capital stock of such Subsidiary, or (ii) to issue, sell or grant
(A) any securities exchangeable for or convertible into or carrying any rights to acquire any shares of any class of capital stock of such Subsidiary, or
(B) any option, warrants or any other rights to acquire any shares of any class of capital stock of any such Subsidiary.

     SECTION 5.12. DIVIDENDS AND CAPITAL DISTRIBUTIONS. Since the date of the balance sheet contained in the 1993 Consolidated Financial Statement, the Borrower has not (a) declared or paid or otherwise agreed to pay any dividends on any shares of any class of its capital stock, (b) made or agreed to make any payments on account of the purchase or other acquisition or redemption or other retirement of any shares of any class of its capital stock or any warrants or options to purchase any such shares, or (c) made or agreed to make any other distributions of any kind in respect of any shares of any class of its capital stock or in respect of any such warrants or options, except for (i) distributions made in accordance with the terms of the Restricted Stock Plans, (ii) the declaration and payment by Woodstream of regularly scheduled dividends on its Preferred Stock in an aggregate amount not in excess of $25,000, and (iii) redemptions by the Borrower of shares of its Preferred Stock, and issuance by the Borrower of shares of its common stock in respect of the conversion of shares of its Preferred Stock, as required under the terms of the ESOP.

     SECTION 5.13.  CHANGES IN CONDITION.  Except as set forth in
SCHEDULE 5.13 attached hereto, since the date of the balance sheet contained in the 1993 Consolidated Financial Statements, there has been no material adverse change in the business or assets or in the financial condition of the Borrower, or of the Borrower and the Guarantors taken as a whole, or of the Borrower and its Subsidiaries taken as a whole, and neither the Borrower nor any Guarantor has entered into any transaction outside of the ordinary course of business which is material to the Borrower or such Guarantor.

     SECTION 5.14.  TITLE TO REAL PROPERTY.  The Borrower and its
Subsidiaries have good and marketable title in fee simple to the real property described as owned by them in SCHEDULE 5.14 attached hereto (collectively, the "Real Property"), subject only to Permitted Liens and the liens and other encumbrances described in said SCHEDULE 5.14. Except as set forth in
SCHEDULE 5.14, the buildings of the Borrower and its Subsidiaries located on the Real Property do not encroach on the property of others and none of the buildings, structures or other appurtenances or improvements on the Real Property (or any equipment therein), nor the operation or maintenance thereof, violate any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation which could have a material adverse effect on the value of the applicable Real Property. Except as set forth in
SCHEDULE 5.14, no condemnation proceeding is pending or threatened which would preclude or impair the use of any of the Real Property by the Borrower or its Subsidiaries for the purposes for which it is used by the Borrower and its Subsidiaries. Each lease of Real Property set forth on SCHEDULE 5.14 is in full force and effect, all rents and additional rents due have been paid, and no material default thereunder exists or has been claimed.

     SECTION 5.15.  TITLE TO PERSONAL PROPERTY.  Except as set forth on
SCHEDULE 5.15 attached hereto, the Borrower and its Subsidiaries have good and marketable title to all personal property and assets of every type and description used by it in its business, other than property held under leases, free and clear of any and all mortgages, liens, pledges, privileges, charges or encumbrances of every kind, nature and description other than Permitted Liens and liens and encumbrances noted in SCHEDULE 5.15; and all properties and assets of the Borrower and its Subsidiaries are in their respective possession or custody or under their respective control and all of their respective operating assets are in good operating condition and repair, normal wear and tear excepted.

     SECTION 5.16.  ABSENCE OF UNDISCLOSED LIABILITIES.  Neither the
Borrower nor any of its Subsidiaries has any material liabilities or obligations of any nature or of any amount whatsoever, whether accrued, absolute, liquidated or unliquidated, contingent or otherwise, including, without limitation, tax liabilities due or to become due and whether incurred in respect of or measured by the income of the Borrower or such Subsidiary for any period prior to the date hereof, or arising out of transactions entered into or any state of facts existing prior thereto, except (i) to the extent reflected in the 1993 Consolidated Financial Statements and not heretofore paid or discharged, (ii) those that since January 2, 1994 have been incurred in or as a result of the normal and ordinary course of business and consistent with the Borrower's and its Subsidiaries' prior practice, none of which liabilities or obligations, in any case or in the aggregate, have a Material Adverse Effect, and (iii) those contemplated by this Agreement or disclosed in
SCHEDULE 5.16 attached hereto.

     SECTION 5.17.  Patents; Trademarks; Etc.
                    ------------------------

          (a) The Borrower and its Subsidiaries have sufficient rights in all patents, trade secrets, trademarks, trade names, brand names, service marks and copyrights, as well as all designs, permits, labels, packages and displays used or in connection with such rights, used in the business or operations of the Borrower and its Subsidiaries or the use of which are necessary or desirable in any material respect for the business or operations of the Borrower and its Subsidiaries as now conducted or as proposed to be conducted. Except as provided on SCHEDULE 5.15, the Borrower and its Subsidiaries have not pledged, assigned or otherwise encumbered any such rights or properties, except to the Borrower or another Subsidiary or pursuant to licenses granted in the ordinary course of business. Neither the Borrower nor any Subsidiary is in default in any material respect under or in relation to any license, sublicense, or other agreement relating to any such rights or properties as to which it is the licensee, except for such defaults which, singly or in the aggregate, could not have a Material Adverse Effect.

          (b) There is no claim by or demand of any Person pertaining to, and there is no pending or (to the best knowledge of the Borrower) threatened action, suit, proceeding or investigation relating to, or the outcome of which, either individually or in the aggregate with any other such claim or demand, could have a Material Adverse Effect; nor to the best knowledge of the Borrower is there a basis for any such claim, suit, proceeding or investigation. The Borrower and its Subsidiaries have taken all reasonable steps to protect their respective right, title and interest in and to such intellectual property rights which are material to the operation of its respective business.

          (c) Except as set forth on SCHEDULE 5.17 attached hereto, to the best knowledge of the Borrower's executive officers, no Person who is a director, officer or key employee of the Borrower or any Subsidiary of the Borrower is presently obligated under or presently bound by any terms or provisions of any agreements or contracts (including licenses, covenants or commitments of any nature), or subject to any judgments, decrees or orders of any court or administrative agency, that conflict or may conflict with his agreements and obligations to use his best efforts to promote the interests of the Borrower or Subsidiary by which he is employed, or that conflict with or may conflict with the business or operations of the Borrower or Subsidiary by which he is employed as presently conducted or as proposed to be conducted.

          (d) Except as set forth on SCHEDULE 5.17 attached hereto, neither the Borrower nor any Subsidiary is a party to or bound by any agreement or contract (whether written or oral) containing any covenant prohibiting it from competing in any business with any Person in any territory presently conducted or proposed to be conducted by it, or from competing with any Person or prohibiting it from doing any kind of business presently conducted or proposed to be conducted by it.

     SECTION 5.18. LITIGATION. Except as set forth in SCHEDULE 5.18 attached hereto, there is no litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal board or other governmental or administrative agency pending or threatened against the Borrower or any of its Subsidiaries, or any basis therefor, which involves a material risk of any judgment or liability not fully covered by insurance which may have, either individually or in the aggregate, a Material Adverse Effect, and no judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency has been issued against the Borrower or any of its Subsidiaries which has or may have a Material Adverse Effect.

     SECTION 5.19.  Compliance with Laws and Contracts, Etc.
                    ---------------------------------------

          (a) Except as provided on SCHEDULE 5.19 attached hereto, to the best of Borrower's knowledge, the Borrower and its Subsidiaries have complied in all material respects with, and do not violate or contravene in any material respect, any provision of any applicable law, or any judgment, decree or order of any court or governmental or regulatory authority, bureau, agency or official applicable to the Borrower or its Subsidiaries or the business or operations of the Borrower and its Subsidiaries, the violation or contravention of which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

          (b)  Except as set forth in SCHEDULE 5.19 attached hereto:

               (i) None of the Borrower, any of its Subsidiaries, or any operator of any of their respective properties is in violation, or to the Borrower's knowledge is in alleged violation, of any Environmental Law, which violation would have a Material Adverse Effect;

               (ii) Neither the Borrower nor any Subsidiary has received written notice from any third party, including without limitation any federal, state, county, or local governmental authority, (A) that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA") or any equivalent state law, with respect to any site or location, (B) that any hazardous waste, as defined in 42 U.S.C. [SECTION] 6903(5), any hazardous substances, as defined in 42 U.S.C. [SECTION] 9601(14), any pollutant or contaminant, as defined in 42 U.S.C. [SECTION] 9601(33), or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which it has generated, transported or disposed of, has been found at any site at which a federal, state, county, or local agency or other third party has conducted or has ordered the Borrower, any Subsidiary or another third party or parties (E.G. a committee of potentially responsible parties) to conduct a remedial investigation, removal or other response action pursuant to any Environmental Law, or (C) that it is or shall be a named party to any claim, action, cause of action, complaint (contingent or otherwise) or legal or administrative proceeding arising out of any actual or alleged release or threatened release of Hazardous Substances, in each case, which singly or in the aggregate could have a Material Adverse Effect. For purposes of this Agreement, "release" means any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of Hazardous Substances into the environment;

               (iii) (A) The Borrower, each of its Subsidiaries and, to the best of Borrower's knowledge, each operator of any real property owned or operated by the Borrower is in compliance with all provisions of the Environmental Laws relating to the handling, manufacturing, processing, generation, storage or disposal of any Hazardous Substances except to the extent such noncompliance is not reasonably likely to have a Material Adverse Effect, (B) no portion of property owned, operated or controlled by the Borrower or any of its Subsidiaries has been used for the handling, manufacturing, processing, generation, storage or disposal of Hazardous Substances except in accordance with applicable
     Environmental Laws or except to the extent the same is not reasonably likely to have a Material Adverse Effect, (C) there have been no releases or threatened releases of Hazardous Substances on, upon, into or from any property owned, operated or controlled by the Borrower or any of its Subsidiaries, which releases could reasonably be expected to have a Material Adverse Effect, (D) to the best of the Borrower's knowledge, there have been no releases of Hazardous Substances on, upon, from or into any real property in the vicinity of the real properties owned, operated or controlled by the Borrower or any of its Subsidiaries which, through soil or groundwater contamination, may have come to be located on the properties of the Borrower or any such Subsidiary and which are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect (E) to the best of the Borrower's knowledge, there have been no releases of Hazardous Substances on, upon, from or into any real property formerly but no longer owned, operated or controlled by the Borrower or any of its Subsidiaries which, directly or indirectly, is reasonably likely to result in a Material Adverse Effect;

               (iv) None of the properties of the Borrower or any of its Subsidiaries is subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation unless the effect thereof is not reasonably likely to result in a Material Adverse Effect.

          (c) Neither the Borrower nor any of its Subsidiaries is in violation of or in default under any provision of its charter documents or By-laws, or any provision of any contract, agreement or instrument (including, without limitation, any writing evidencing any Indebtedness or any guarantee) to which the Borrower or any such Subsidiary is a party or by which such Person or any of its property is bound or affected, the violation or default under or in respect of which are reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

          (d) To the best of Borrower's knowledge, neither the Borrower nor any of its Subsidiaries have made any illegal payment to officers or employees of any governmental or regulatory body, or made any illegal payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engaged in any other reciprocal practices, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers with respect to any sales made or to be made by the Borrower or any such Subsidiary.

     SECTION 5.20. FOREIGN TRADE REGULATIONS. Neither the Borrower nor any Guarantor is (a) a person included within the definition of "designated foreign country" or "national" of a "designated foreign country" in Executive Order No. 8389, as amended, in Executive Order No. 9193, as amended, in the Foreign Assets Control Regulations (31 C.F.R., Chapter V, Part 500, as amended), in the Cuban Assets Control Regulations of the United States Treasury Department (31 C.F.R., Chapter V, Part 515, as amended) or in the Regulations of the Office of Alien Property, Department of Justice (8 C.F.R., Chapter II, Part 507, as amended) or within the meanings of any of the said Orders or Regulations, or of any regulations, interpretations, or rulings issued thereunder, or in violation of said Orders or Regulations or of any regulations, interpretations or rulings issued thereunder; or (b) an entity listed in Section 520.101 of the Foreign Funds Control Regulations (31 C.F.R., Chapter V, Part 520, as amended).

     SECTION 5.21. GOVERNMENTAL REGULATIONS. None of the Borrower, any Guarantor or any corporation controlling the Borrower or under common control with the Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, or is a common carrier under the Interstate Commerce Act, or is subject to any statute or regulation which regulates the incurring by the Borrower of indebtedness for borrowed money, including statutes or regulations relating to common or contract carriers or to the sale of electricity, gas, steam, water, telephone or telegraph or other public utility services.

     SECTION 5.22.  Pension Plans; Employees and Benefits.
                    -------------------------------------

          (a) The Borrower has listed on SCHEDULE 5.22 all of its and its Subsidiaries' employee pension benefit plans, all of which are in material compliance with the provisions of ERISA. None of such plans which are subject to the minimum funding or termination insurance provisions of ERISA have a funding deficiency as of the date hereof.

          (b) Neither the Borrower nor any of its Subsidiaries (i) has any obligation to contribute to a Multiemployer Pension Plan, and (ii) has incurred (and/or does not expect to incur) any withdrawal liability to a Multiemployer Pension Plan under the provisions of Section 4201 of ERISA.

          (c) No event which constitutes a "reportable event" as defined in Section 4043 of ERISA has occurred with respect to any employee pension benefit plan maintained by the Borrower or any of its Subsidiaries on behalf of their respective employees. The Borrower and its Subsidiaries have timely paid all withholding, FICA and other taxes required to be paid by them on behalf of their respective employees.

     SECTION 5.23. OUTSTANDING INDEBTEDNESS. The outstanding amount of Borrowed Funds Indebtedness, including Capitalized Lease Obligations, of the Borrower and its Subsidiaries is correctly set forth in SCHEDULE 5.23 attached hereto, and said Schedule correctly describes all security interests securing such Indebtedness.

     SECTION 5.24. EMPLOYMENT PRACTICES. Neither the Borrower nor any of its Subsidiaries has received notice that it is not in substantial compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice. SCHEDULE 5.24 attached hereto lists all collective bargaining agreements covering any employees of the Borrower and its Subsidiaries.

     SECTION 5.25.  REGULATION U.  Margin stock (as defined in
Regulation U) constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder and under the other Lender Agreements.

     SECTION 5.26. SOLVENCY. Neither the Borrower nor any Guarantor is now, and, after giving effect to the transactions contemplated by this Agreement and the other Lender Agreements, neither the Borrower nor any Guarantor will be (i) "insolvent" as defined in Section 101(32) of the Bankruptcy Code of 1978, as amended, (ii) engaged in business or a transaction or about to engage in business or a transaction for which its property is an unreasonably small capital, or (iii) incurring or intending to incur debts beyond its ability to pay such debts as they mature.

                               ARTICLE 6. REPORTS

     SECTION 6.1. QUARTERLY FINANCIAL STATEMENTS. As soon as available, and in any event within 50 days after the end of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall furnish the Agent and the Lenders with (i) unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries, as of the end of such quarter and related consolidated and consolidating statements of income, and consolidated statements of stockholders' equity and cash flows of the Borrower and its Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and
(ii) the unaudited consolidated balance sheet of Housewares and its Subsidiaries as of the end of such quarter and related consolidated statements of income for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, together with supporting schedules (collectively, the "Supporting Schedules") describing depreciation expense, amortization expense, interest expense, other similar non-cash expenses, non-cash expenses related to compensation in the form of stock, and federal, state and foreign income tax expense for Housewares and its Subsidiaries, each prepared on a consolidated and consolidating basis for Housewares and its Subsidiaries, for such quarter and such period, and (iii) the unaudited consolidated balance sheet of the Borrower and the Guarantors as of the end of such quarter and the related consolidated statements of income of the Borrower and the Guarantors for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, together with Supporting Schedules prepared on a consolidated and consolidating basis for the Borrower and the Guarantors, setting forth in each case (other than with respect to consolidating financial statements) in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of footnotes thereto and ordinary year-end audit adjustments), and accompanied by a Compliance Certificate.

     SECTION 6.2. ANNUAL FINANCIAL STATEMENTS. As soon as available, but in any event within ninety-five (95) days after the end of each fiscal year of the Borrower, the Borrower shall furnish to the Agent and the Lenders
(i) a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and related consolidated statements of income, stockholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case reported on by independent certified public accountants of recognized national standing reasonably acceptable to the Lenders, which report shall express, without reliance upon others (except for other independent certified public accountants of recognized national standing acceptable to the Lenders), a positive opinion regarding the fairness of the presentation of such financial statements in accordance with GAAP, said report to be without qualification, except in cases of unresolved litigation and accounting changes with which such accountants concur, together with the statement of such accountants that they have caused the provisions of this Agreement to be reviewed and that nothing has come to their attention to lead them to believe that any Default exists hereunder or specifying any Default and the nature thereof, (ii) a consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and related consolidated and consolidating statements of income of the Borrower and its Subsidiaries for such fiscal year and for the period ending at the end of such fiscal year, together with Supporting Schedules prepared on a consolidated and consolidating basis for the Borrower and its Subsidiaries, all in reasonable detail and prepared in accordance with GAAP, (iii) a consolidated balance sheet of Housewares and its Subsidiaries as of the end of such fiscal year and related consolidated statements of income of Housewares and its Subsidiaries for such fiscal year, together with Supporting Schedules prepared on a consolidated basis for Housewares and its Subsidiaries, all in reasonable detail and prepared in accordance with GAAP, (iv) a consolidated balance sheet of the Borrower and the Guarantors as of the end of such fiscal year and the related consolidated statements of income of the Borrower and the Guarantors for such fiscal year, together with Supporting Schedules prepared on a consolidated basis for the Borrower and the Guarantors, all in reasonable detail and prepared in accordance with GAAP, and (v) a Compliance Certificate.

     SECTION 6.3. NOTICE OF DEFAULTS. As soon as possible, and in any event within one Business Day after any executive officer of the Borrower knows or in the exercise of reasonable care should have known of the occurrence of any Default, the Borrower shall furnish the Agent and the Lenders with the statement of the Chief Executive Officer, Chief Financial Officer, Vice President-Finance, or Treasurer of the Borrower setting forth details of such Default and the action which the Borrower has taken or proposes to take with respect thereto.

     SECTION 6.4. NOTICE OF LITIGATION. Promptly after the commencement thereof, the Borrower shall furnish the Agent and the Lenders with written notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries, which, if adversely determined, would have a Material Adverse Effect.

     SECTION 6.5. COMMUNICATIONS WITH OTHERS. Promptly after the sending thereof, the Borrower shall furnish the Agent and the Lenders with copies of all proxy statements, financial statements and reports which the Borrower or any Guarantor sends to its stockholders as a group, and copies of all regular, periodic and special reports and all registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national or regional securities exchange.

     SECTION 6.6. REPORTABLE EVENTS. At any time that the Borrower or any of its Subsidiaries has a Pension Plan, the Borrower shall furnish to the Agent and the Lenders, as soon as possible, but in any event within thirty
(30) days after the Borrower knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, the statement of the chief executive officer, chief financial officer, vice president-finance or treasurer of the Borrower setting forth the details of such Reportable Event and the action which the Borrower or the applicable Subsidiary has taken or proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.

     SECTION 6.7. ANNUAL PENSION REPORTS. At any time that the Borrower or any Subsidiary has a Pension Plan, the Borrower shall furnish to the Agent and the Lenders, promptly after the filing thereof with the Internal Revenue Service, the Secretary of Labor, the Pension Benefit Guaranty Corporation or other appropriate government agency, copies of each annual report which is filed with respect to each Pension Plan for each plan year, including:

          (a) a statement of assets and liabilities of such Pension Plan as of the end of such plan year and statements of changes in fund balance and in financial position, or a statement of changes in net assets available for plan benefits, for such plan year;

          (b) an opinion of a firm of independent certified public accountants of recognized standing acceptable to the Lenders relating to such Pension Plan to the extent that any such opinion for the Pension Plan is required by law; and

          (c) an actuarial statement of such Pension Plan applicable to such plan year, together with an opinion of an enrolled actuary of recognized standing acceptable to the Lenders, to the extent that any such statement or opinion for the Pension Plan is required by law.

     SECTION 6.8. MULTIEMPLOYER PENSION PLANS. If the Borrower, any Subsidiary or any Person which is a member of the controlled group or under common control with the Borrower or any Subsidiary (within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or Section 4001(b)(1) of ERISA) (a "Control Group Person") is required to make contributions to a Multiemployer Pension Plan, (i) the Borrower shall notify the Agent and the Lenders within thirty (30) days after the withdrawal from such Multiemployer Pension Plan by the Borrower, any Subsidiary or any Control Group Person of the details of any such withdrawal if such withdrawal could reasonably result in the imposition of any withdrawal liability on the Borrower, any Subsidiary, or any Control Group Person pursuant to Section 4201 of ERISA, and (ii) the Borrower shall promptly provide the Agent and the Lenders with copies of all assessments of such withdrawal liability received by the Borrower, any Subsidiary or any Control Group Person.

     SECTION 6.9.   ENVIRONMENTAL REPORTS.  The Borrower shall provide the
Agent and each Lender:   (a) not later than seven days after notice thereof,
notice of any enforcement actions, or, to the knowledge of the Borrower, threatened enforcement actions affecting the Borrower or any of its Subsidiaries by any federal, state or municipal governmental authority or agency related to all Environmental Laws which could have a Material Adverse

Effect; (b) copies, promptly after they are received, of all orders, notices of responsibility, notices of violation, notices of enforcement actions, and assessments which could have a Material Adverse Effect, and other written communications pertaining to any such orders, notices, claims and assessments received by the Borrower or any of its Subsidiaries from any federal, state or municipal governmental authority or agency; (c) not later than seven days after notice thereof, notice of any civil claims or threatened civil claims affecting the Borrower or any of its Subsidiaries by any third party alleging any violation of any Environmental Laws which could have a Material Adverse Effect; (d) copies of all cleanup plans, site assessment reports, response plans, remedial proposals, or other submissions of the Borrower or any of its Subsidiaries, other third party (e.g., committee of potentially responsible parties at a Superfund site), or any combination of same, submitted to a federal, state or municipal governmental agency in response to any communication referenced in subsections (a) and (b) herein simultaneously with their submission to such governmental agency; and (e) from time to time, on request of the Agent, evidence satisfactory to the Lenders of the Borrower's insurance coverage, if any, for any environmental liabilities.

     SECTION 6.10. REPORTS TO OTHER CREDITORS. Promptly after filing the same, the Borrower shall furnish to the Agent and the Lenders copies of any compliance certificate and other information furnished to any other holder of the securities (including debt obligations) of the Borrower or any Guarantor pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Agent or the Lenders pursuant to any other provision of this Agreement.

     SECTION 6.11. MANAGEMENT LETTERS. Promptly after the receipt thereof, the Borrower shall furnish to the Agent and the Lenders copies of any written recommendations concerning the management, finances, financial controls, or operations of the Borrower received from the Borrower's independent public accountants.

     SECTION 6.12. ANNUAL PROJECTIONS. Promptly after approval by the Borrower's Board of Directors and in any event no later than March 1, of each year, the Borrower shall furnish to the Agent and the Lenders consolidated and consolidating financial projections for the Borrower and its Subsidiaries for the immediately following fiscal year, such projections to include consolidated and consolidating balance sheets and related consolidated and consolidating statements of income and cash flow, and shall be prepared on a quarter-by-quarter basis in accordance with GAAP consistently applied. All such projections shall be based upon reasonable estimates and assumptions, and shall have been prepared based on the assumptions stated therein and the Borrower's reasonable estimates of the results of operations of the Borrower and its Subsidiaries for the subject period and other information provided therein.

     SECTION 6.13. MISCELLANEOUS. The Borrower shall provide the Agent and the Lenders with such other information as the Agent or the Lenders may from time to time reasonably request respecting the business, properties, condition or operations, financial or otherwise, of the Borrower and its Subsidiaries.


                       ARTICLE 7.  FINANCIAL RESTRICTIONS

     On and after the date hereof, until all of the Lender Obligations shall have been paid in full and the Borrower shall have no further right to borrow hereunder, the Borrower shall observe the following covenants.

     SECTION 7.1.    MINIMUM CONSOLIDATED EBITDA.  The Borrower's
Consolidated EBITDA shall not be less than the amount set forth below during the periods indicated, as measured at the end of each fiscal quarter on the basis of the fiscal quarter ending on such date and the three immediately preceding fiscal quarters:

               Period                                  Consolidated EBITDA
               ------                                  -------------------
     January 2, 1994 through the date preceding
       Fiscal Year End 1994                            $40,000,000
     Fiscal Year End 1994 through the date preceding
       Fiscal Year End 1995                             45,000,000
      Fiscal Year End 1995 through the date preceding
       Fiscal Year End 1996                             48,000,000
     Fiscal Year End 1996 through the date preceding
       Fiscal Year End 1997                             51,000,000
     Fiscal Year End 1997 and thereafter                54,000,000

PROVIDED, that for periods of measurement which include the first quarter of fiscal year 1993, the effect of the Accounting Charge shall be excluded in determining Consolidated EBITDA for such period, and for periods of measurement which include the fourth quarter of fiscal year 1993, the effect of the Restructuring Charge shall be excluded in determining Consolidated EBITDA for such period.

     SECTION 7.2. RATIO OF CONSOLIDATED EBITA TO CONSOLIDATED INTEREST EXPENSE. The ratio of the Borrower's Consolidated EBITA to Consolidated Interest Expense shall at no time be less than 2.75:1.0, as measured at the end of each fiscal quarter on the basis of the fiscal quarter ending on such date and the three immediately preceding fiscal quarters; PROVIDED, that for periods of measurement which include the first quarter of fiscal year 1993, the effect of the Accounting Charge shall be excluded in determining Consolidated EBITA for such period, and for periods of measurement which include the fourth quarter of fiscal year 1993, the effect of the Restructuring Charge shall be excluded in determining Consolidated EBITA for such periods.

     SECTION 7.3. CONSOLIDATED FIXED CHARGE COVERAGE RATIO. The ratio of the Borrower's Consolidated Cash Flow to Consolidated Fixed Charges shall at no time be less than the ratios set forth below during the periods indicated, as measured at the end of each fiscal quarter on the basis of the fiscal quarter ending on such date and the three immediately preceding fiscal quarters; PROVIDED, that for periods of measurement which include the first quarter of fiscal year 1993, the effect of the Accounting Charge shall be excluded in determining Consolidated Cash Flow for such period, and for periods of measurement which include the fourth quarter of fiscal year 1993, the effect of the Restructuring Charge shall be excluded in determining
Consolidated Cash Flow for such periods:

                  Period                             Ratio
                  ------                             -----
          Closing Date through the date preceding
            Fiscal Year End 1996                   1.50:1.0
          Fiscal Year End 1996 and thereafter      1.00.1.0

     In the event that the 12.70% Notes are refinanced, replaced or restructured in a manner which extends the maturity dates of principal payments thereunder, then the numerator of the required ratio for periods from and after Fiscal Year End 1996 shall no longer be 1.00, but shall be equal to the sum of
(a) one (1), plus (b) the product of .50 times a fraction, the numerator of which is the aggregate scheduled payments of principal on the 12.70% Notes for the preceding four fiscal quarters after giving effect to such refinancing, replacement or restructuring, and the denominator of which is the aggregate scheduled payments of principal on the 12.70% Notes for the preceding four fiscal quarters as such instruments are in effect as of the Closing Date.

     SECTION 7.4. RATIO OF CONSOLIDATED SENIOR FUNDED INDEBTEDNESS TO CONSOLIDATED EBITDA. The ratio of the Borrower's Consolidated Senior Funded Indebtedness to Consolidated EBITDA shall at no time exceed the ratios set forth below during the periods indicated, as measured at the end of each fiscal quarter on the basis of the fiscal quarter ending on such date and the three immediately preceding fiscal quarters; PROVIDED, that for periods of measurement which include the first quarter of fiscal year 1993, the effect of the Accounting Charge shall be excluded in determining Consolidated EBITDA for such period, and for periods of measurement which include the fourth quarter of fiscal year 1993, the effect of the Restructuring Charge shall be excluded in determining Consolidated EBITDA for such periods:

                  Period                                       Ratio
                  ------                                       -----
          Closing Date through the date preceding
            Fiscal Year End 1994                               2.75:1.0
          Fiscal Year End 1994 through the date preceding
            Fiscal Year End 1995                               2.50.1.0
          Fiscal Year End 1995 through the date preceding
            Fiscal Year End 1996                               2.25:1.0
          Fiscal Year End 1996 and thereafter                  2.00:1.0


                       ARTICLE 8.  AFFIRMATIVE COVENANTS

     On and after the date hereof, until all of the Lender Obligations shall have been paid in full and the Borrower shall have no further right to borrow hereunder, the Borrower covenants and agrees as follows:

     SECTION 8.1. TAXES AND OTHER OBLIGATIONS. The Borrower will, and will cause each of its Subsidiaries to, (i) duly pay and discharge, or cause to be paid and discharged, when the same shall become due and payable, all material taxes, assessments and other governmental charges, imposed upon it and its properties, sales and activities, or upon the income or profits therefrom, as well as the claims for labor, materials, or supplies which if unpaid might by law become a lien or charge upon any of its properties, and
(ii) promptly pay or cause to be paid when due, or in conformance with customary trade terms (but not later than 60 days from the due date in the case of trade debt), all lease obligations, trade debt and all other Indebtedness incident to its operations; PROVIDED, HOWEVER, that the Borrower and its Subsidiaries shall not be required to make any such payment at any time while the Borrower or such Subsidiary shall be contesting in good faith by appropriate actions its obligations to do so if it shall have set aside on its books reserves (segregated to the extent required by GAAP) adequate with respect thereto, all determined in accordance with GAAP and reflected in the financial statements to be delivered to the Agent and the Lenders under Sections 6.1 and 6.2. The Borrower shall cause all required tax returns and all amounts shown as due therein to be timely filed and paid, as the case may be, and take all other steps necessary to maintain its and its Subsidiaries' good standing under the laws of their respective states of incorporation and the laws of any jurisdiction where they are qualified, licensed and authorized to do business as a foreign corporation, except where the failure to be so qualified, licensed or authorized to do business as a foreign corporation would not have a Material Adverse Effect.

     SECTION 8.2. MAINTENANCE OF PROPERTY; LEASES. The Borrower will, and will cause each of the Guarantors to, maintain its respective property in good repair and working order, ordinary wear and tear excepted. The Borrower and the Guarantors shall replace and improve their respective property as necessary for the conduct of its business. The Borrower and each Guarantor shall comply in all material respects with all material leases naming it as lessee.

     SECTION 8.3. INSURANCE. The Borrower will, and will cause each of the Guarantors to (i) keep its principal assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion or hazards, by extended coverage in an amount not less than 80% of the insurable value of the property insured, and
(ii) maintain with financially sound and reputable insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner as requested by the Agent or the Lenders, and in any event as customary for companies in similar businesses similarly situated; PROVIDED, HOWEVER, that the Borrower and the Guarantors may effect workmen's compensation insurance or similar coverage with respect to operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction and may also be a self-insurer with respect to workmen's compensation and with respect to group medical benefits under any medical benefit plan of the Borrower or the applicable Guarantor. Contemporaneously with the issuance, renewal, extension or replacement of any such policy or policies, the Borrower will render to the Agent and the Lenders a certificate or binder evidencing the same. A description of the material elements of insurance coverage of the Borrower and the Guarantors as of the Closing Date is set forth on SCHEDULE 8.3 attached hereto.

     SECTION 8.4.    RECORDS, ACCOUNTS AND PLACES OF BUSINESS.  The
Borrower and its Subsidiaries shall maintain comprehensive and accurate records and accounts in accordance with GAAP. The Borrower and its Subsidiaries shall maintain adequate and proper reserves. The Borrower will provide Agent with fifteen days' prior written notice of (i) any changes in the places of business of the Borrower and the Guarantors, and (ii) any additional places of business which may arise hereafter.

     SECTION 8.5. INSPECTION. At any reasonable time and from time to time, the Borrower shall permit the Agent, the Lenders and any of their agents or representatives under reasonable circumstances to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with any of the Borrower's executive officers or directors.

     SECTION 8.6. CHANGE IN OFFICERS OR DIRECTORS. The Borrower will promptly notify the Agent in writing if there occurs any change in the senior officers or directors of the Borrower.

     SECTION 8.7.    EXISTENCE AND BUSINESS.  Except as permitted by
Section 9.6 hereof, the Borrower and each of its Subsidiaries will maintain its corporate existence and comply in all material respects with all valid and applicable statutes, rules and regulations. The Borrower and the Guarantors shall continue to engage primarily in the businesses in which they are engaged on the Closing Date and/or similar businesses related to the manufacture and distribution of consumer housewares products.

     SECTION 8.8. USE OF PROCEEDS. The Borrower will use the proceeds of the Reducing Revolving Credit Advances (i) to make loans to Woodstream to enable Woodstream to pay off its Indebtedness to Fleet (as successor to Fleet National Bank), (ii) to make loans to Kellogg and Wright-Bernet to enable Kellogg and Wright-Bernet pay off their respective Indebtedness to Continental Bank, N.A., and (iii) for working capital and general corporate purposes (including loans to Guarantors). The Borrower will use the SBLC Credit in order to provide for standby letters of credit to replace existing letters of credit issued for the account of the Borrower and its Subsidiaries and thereafter to provide for standby letters of credit to support the Borrower's and its Subsidiaries' obligations in respect of employment contracts and workers compensation and similar insurance in the ordinary course of its business. The Borrower will not use any of the proceeds of any loans or Advances made by the Lenders hereunder to purchase or carry "margin stock" (as defined in Regulation U).

     SECTION 8.9     Borrower Common Stock; Ownership of Subsidiaries.
                     ------------------------------------------------

          (a) The Borrower will at all times remain a publicly traded company with its common stock listed for trading on the National Market System of The National Association of Securities Dealers, Inc. Automated Quotation System, the New York Stock Exchange or another national securities exchange.

          (b) Except to the extent permitted under Sections 9.4 and 9.6 hereof, the Borrower will, and will cause each of its Subsidiaries to, maintain ownership as constituted on the Closing Date of the issued and outstanding stock of each of their respective Subsidiaries entitled to vote for the election of directors of such Subsidiaries.

     SECTION 8.10. ADDITIONAL MORTGAGES. The Borrower shall, and shall cause each of the Guarantors to, within 45 days after the Agent or any Lender gives notice to the Borrower of its demand therefor, deliver to the Agent
(i) a mortgage to the Lenders relating to any and all real property then owned by the Borrower or such Guarantor, (ii) a title insurance policy relating to the foregoing, (iii) an opinion of counsel as to the enforceability of said mortgage, and (iv) an endorsement to the Borrower's or such Guarantor's flood insurance policy relating to said real property naming each of the Lenders as loss payee, each of which shall be in form and content reasonably satisfactory to the Lenders.


                         ARTICLE 9.  NEGATIVE COVENANTS

     On and after the date hereof, until all of the Lender Obligations shall have been paid in full and the Borrower shall have no further right to borrow hereunder, the Borrower covenants and agrees as follows:


     SECTION 9.1. RESTRICTIONS ON BORROWED FUNDS INDEBTEDNESS. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, suffer or permit to exist, or assume or guarantee, either directly or indirectly, or otherwise become or remain liable with respect to, any Borrowed Funds Indebtedness, except the following:

          (a)  Borrowed Funds Indebtedness consisting of Lender
Obligations, including the Advances and the Letters of Credit;

          (b) Borrowed Funds Indebtedness of the Borrower in respect of the 1818 Note, and other Borrowed Funds Indebtedness of the Borrower and its Subsidiaries outstanding at the date of this Agreement as set forth on
SCHEDULE 5.24 attached thereto, less, in each case payments required to be made in respect of such Borrowed Funds Indebtedness in accordance with the payment provisions thereof;

          (c) Indebtedness of the Borrower and its Subsidiaries in respect of purchase money security interests permitted under Section 9.2(b) hereof in an aggregate principal amount not to exceed $2,000,000 outstanding at any time;

          (d) Borrowed Funds Indebtedness of Housewares or the Borrower incurred in connection with the refinancing or replacement of the 12.70% Notes, PROVIDED, HOWEVER, that (i) the periodic installments of interest or fees required under such Indebtedness shall not exceed the periodic installments of interest or fees required under the 12.70% Notes, (ii) the final maturity of such Borrowed Funds Indebtedness shall not be earlier than the final maturity date of the 12.70% Notes, (iii) the Average Life of such Borrowed Funds Indebtedness shall not be less than the Average Life of the 12.70% Notes, and (iv) to the extent such Borrowed Funds Indebtedness is incurred by the Borrower, such Borrowed Funds Indebtedness shall be Subordinated Indebtedness;

          (e)  Borrowed Funds Indebtedness of Housewares and its
Subsidiaries in an aggregate amount of up to $40,000,000 (excluding the 12.70% Notes and any refinancings thereof permitted hereunder) consisting of
(i) Borrowed Funds Indebtedness incurred in connection with the refinancing or replacement of the Housewares Credit Facility and/or the Frem Credit Facility in full, or (ii) the outstanding principal balances of the Housewares Credit Facility and/or the Frem Credit Facility plus additional Borrowed Funds Indebtedness of Housewares and/or its Subsidiaries;

          (f) Guarantees of the Borrower and its Subsidiaries permitted under the Agreement;

          (g) Borrowed Funds Indebtedness of the Borrower in an amount not to exceed $5,000,000 incurred in connection with the refinancing or replacement of the ESOP Loan, provided that simultaneously with the incurrence of such Indebtedness the Borrower makes a loan to the ESOP in a similar amount evidenced by a promissory note of the ESOP secured by capital stock of the Borrower held by the ESOP;

          (h) Borrowed Funds Indebtedness (i) of the Borrower in respect of loans by any Subsidiary, (ii) of any Subsidiary (other than an Inactive Subsidiary) in respect of loans by the Borrower or any other Subsidiary; and

          (i)  Additional Subordinated Indebtedness.

     SECTION 9.2. RESTRICTION ON LIENS. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create or incur or suffer to be created or incurred or to exist any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon any of its property or assets of any character, whether now owned or hereafter acquired, or transfer any of such property or assets for the purposes of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors, or acquire or agree or have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including Capitalized Leases) or suffer to exist for a period of more than 30 days after the same shall have been incurred (without posting adequate security therefor) any Indebtedness against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors, or sell, assign, pledge or otherwise transfer for security any of its accounts, contract rights, general intangibles, or chattel paper (as those terms are defined in the Massachusetts Uniform Commercial Code) with or without recourse; PROVIDED, HOWEVER, that the Borrower or any Restricted Subsidiary may create or incur or suffer to be created or incurred or to exist:

          (a) Existing liens and security interests described in SCHEDULES 5.14 and 5.15 securing Indebtedness outstanding as of the Closing Date permitted by Section 9.1(b);

          (b) Purchase money security interests (which term shall include mortgages, conditional sale contracts, Capitalized Leases and all other title retention or deferred purchase devices) to secure the purchase price of property acquired hereafter by the Borrower, or to secure Indebtedness incurred solely for the purpose of financing such acquisitions; PROVIDED, HOWEVER, that no such purchase money security interests shall extend to or cover any property other than the property the purchase price of which is secured by it, and that the principal amount of Indebtedness (whether or not assumed) with respect to each item of property subject to such a security interest shall not exceed the fair value of such item on the date of its acquisition;

          (c) Liens and security interests granted by Housewares and its Subsidiaries securing Indebtedness incurred pursuant to Section 9.1; PROVIDED, HOWEVER, that in the case of liens securing Indebtedness incurred pursuant to
Section 9.1(e)(i), such liens do not extend to or cover any property or assets of Housewares or the applicable Subsidiary of Housewares not securing the Indebtedness so refinanced or replaced; and

          (d)  Permitted Liens.

     Nothing contained in this Section 9.2 shall permit the Borrower or any Subsidiary to incur any Indebtedness or take any other action or permit to exist any other condition to exist which would be in contravention of any other provision of this Agreement.

     SECTION 9.3. INVESTMENTS. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, have outstanding or hold or acquire or make or commit itself to acquire or make any Investment, including, without limitation, any Investment in any Affiliate, except the following:

          (a) Investments having a maturity of less than one year from the date thereof by the Borrower in:

               (i)  commercial paper rated P-2 or better by Moody's
     Investors Service, Inc., or A-2 or better by Standard & Poor's Corporation or similarly rated by any successor to either of such rating services;

               (ii) certificates of deposit of any Lender or certificates of deposit in commercial banks organized in the United States or Canada having capital and surplus in excess of $500,000,000 and whose short-term debt is rated AA or better by Standard & Poor's Corporation or Aa2 or better by Moody's Investors Service, Inc., or similarly rated by any successor to either of such rating services; or

               (iii) obligations of the United States government or any agency thereof which are backed by the full faith and credit of the United States and which mature not more than one year from the date of acquisition thereof;

PROVIDED, that to the extent that any such Investment is evidenced by a "certificated security" or an "instrument" (as defined in the Uniform Commercial Code in effect in the Commonwealth of Massachusetts), such instrument shall promptly be delivered and pledged to the Agent, for the benefit of the Lenders pursuant to a pledge agreement reasonably satisfactory to the Agent;

          (b) Investments consisting of loans and advances to employees of the Borrower or any Subsidiary not exceeding $500,000 in the aggregate at any time outstanding and having a maturity of not greater than one year;

          (c)  Investments permitted in accordance with Section 9.6 hereof;

          (d) Investments consisting of securities received by the Borrower or any Subsidiary as a creditor in a bankruptcy, reorganization or other insolvency proceeding;

          (e) Investments held by the Borrower or any Subsidiary (other than an Inactive Subsidiary) that would not otherwise be permitted hereunder, which are Investments of not more than $100,000 individually and not more than $1,000,000 (at cost) in the aggregate;

          (f) The Group Note, the Kellogg Note and other Investments in Restricted Subsidiaries (other than Inactive Subsidiaries);

          (g) Investments of the Borrower and its Subsidiaries existing as of the Closing Date as set forth on Schedule 9.3 attached hereto;

          (h) Investments consisting of non-cash proceeds of Asset Dispositions permitted under Section 9.4 hereof in an aggregate principal amount not to exceed $10,000,000 at any time, provided that in the case of any Asset Disposition (other than an Asset Disposition by Housewares or any of its Subsidiaries) the Borrower or the applicable Subsidiary grants to the Agent, for the benefit of the Lenders, a perfected, first-priority security interest in such non-cash proceeds, and shall have assigned to the Agent, for the benefit of the Lenders, any collateral security granted to the Borrower or the applicable Subsidiary to secure payment or performance by the obligor of its obligations with respect to such non-cash proceeds; and

          (i) Restricted Investments and Investments in Unrestricted Subsidiaries as and to the extent permitted under Section 9.9(g).

     The Borrower shall not, and shall not permit any Restricted Subsidiary to, make any Investment permitted by this Section 9.3 unless immediately after such Investment there would exist no Default.

     Notwithstanding anything to the contrary contained herein, in no event shall the Borrower or any Subsidiary, directly or indirectly, acquire any further beneficial interest in (including stock, partnership interest or other securities of), or make any loan, advance, capital contribution to, or transfer any property or assets to, one or more Inactive Subsidiaries.

     SECTION 9.4. ASSET DISPOSITIONS. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Asset Disposition; PROVIDED, HOWEVER, that the Borrower or any Subsidiary may enter into an Asset Disposition so long as:

          (a) (i) The Borrower or the applicable Subsidiary receives proceeds equal to at least the fair market value of the assets subject to the Asset Disposition, (ii) based upon the historical operating results of the Borrower and its Restricted Subsidiaries for the four most recently ended fiscal quarters as set forth in the consolidating financial statements delivered by the Borrower to the Lenders pursuant to Sections 6.1 and 6.2, and after giving effect to all previous Asset Dispositions consummated during such period, no Default would have occurred under Article 7 hereof as of the last day of the most recently ended fiscal quarter IF, for purposes of this determination, the subject Asset Disposition had occurred immediately prior to the four fiscal quarters ending on such date, (iii) the consummation of such Asset Disposition will not have a Material Adverse Effect, (iv) concurrently with the consummation of any such Asset Disposition (other than an Asset Disposition by Housewares or any of its Subsidiaries or an Asset Disposition relating to the stock or assets of an Unrestricted Subsidiary), the net cash proceeds payable in respect of the Asset Disposition are applied to repay the Advances in accordance with Article 4 hereof, and the Borrower or the applicable Subsidiary grants to the Agent, for the benefit of the Lenders, a perfected, first-priority security interest in the non-cash proceeds of such Asset Disposition, and assigns to the Agent, for the benefit of the Lenders, any collateral security granted to the Borrower or the applicable Subsidiary to secure payment or performance by the obligor of its obligations with respect to such non-cash proceeds, and (v) prior to such Asset Disposition no Default has occurred and is continuing or would, after giving effect to such Asset Disposition, occur; and

          (b) (i) In the case of any Asset Disposition involving aggregate consideration in excess of $3,000,000, at least five (5) Business Days prior to the consummation of such Asset Disposition, the Borrower shall have delivered to the Agent and the Lenders a certificate, executed by the Chief Executive Officer, Chief Financial Officer or Treasurer of the Borrower, setting forth the calculation required under subsection (a)(ii) of this
Section 9.4 in reasonable detail, and certifying to the effect of clauses (i) through (v) of Section 9.4(a), and (ii) based upon such certificate, the Agent, at the direction of the Majority Lenders, shall have acknowledged that the conditions described in clauses (i) through (v) of Section 9.4(a) shall have been satisfied. If in the case of any Asset Disposition the Majority Lenders shall disagree with the method or results of the calculation prepared by the Borrower with respect to Section 9.4(a)(i), and the parties are unable to resolve such disagreement in a manner satisfactory to the Borrower and the Majority Lenders, then the parties hereto agree to submit the calculation required under Section 9.4(a)(i) with respect to such Asset Disposition to an independent third-party accounting firm (having no relationship with any party) of nationally recognized standing selected by such parties, for determination of the applicable calculation, which determination shall be binding on the parties.

     In connection with any Asset Disposition permitted under this Section 9.4, the Agent and the Lenders agree, at the Borrower's sole expense, to take all such actions as are reasonably required to release the liens granted under the Security Documents on the assets subject to such Asset Disposition including, without limitation, the execution of appropriate U.C.C. releases and terminations and discharges of mortgages.

     SECTION 9.5 ASSUMPTIONS, GUARANTEES, ETC. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Guaranty, except for (i) the Guaranty Agreements, (ii) Guarantees of the
Lender Obligations, (iii) Guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (iv) Guarantees of the obligations of the Borrower or any Guarantor, provided the obligations to which such Guaranty relates are not otherwise prohibited by the terms of this Agreement, and (v) the Guaranty by the Borrower of the ESOP Loan and any renewals, refinancings or replacements of the ESOP Loan, provided that the maximum aggregate principal amount to which such Guaranty relates shall not exceed $5,000,000.

     SECTION 9.6. MERGERS AND ACQUISITIONS. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any merger or consolidation with or acquire all or substantially all of the assets or stock of any Person, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, except the following:

          (a) The acquisition by the Borrower or any Restricted Subsidiary (for purposes of this definition, the "Acquiror") of all or substantially all of the assets or stock of another Person (including, without limitation, acquisition by merger), PROVIDED THAT (i) prior to the consummation of such acquisition the Borrower has delivered to the Agent and the Lenders a certificate to the effect that no Default has then occurred and continues to exist or would, after giving effect to such acquisition, occur, which certificate shall be accompanied by consolidated and consolidating financial statements of the Acquiror prepared on a pro forma basis after giving effect to such acquisition, and (ii) except in the case of an acquisition by Housewares or any of its Subsidiaries pursuant to Section 9.6(b), simultaneously with the consummation of such acquisition any new Subsidiary arising as a result of or in connection with such acquisition shall enter into a Guaranty substantially in the form of the Guaranty Agreements and the Acquiror and such new Subsidiary shall grant to the Agent and the Lenders a first priority security interest in the assets and/or stock so acquired; and

          (b) In addition to acquisitions permitted under Section 9.6(a), the acquisition by Housewares or any of its Subsidiaries of all or substantially all of the assets or stock of another Person (including, without limitation, acquisition by merger), PROVIDED, HOWEVER that, the aggregate consideration paid or delivered by Housewares and its Subsidiaries in connection with all such acquisitions shall not exceed $5,000,000;

          (c) Mergers of Guarantors with and into the Borrower or any other Guarantor, PROVIDED, HOWEVER, that the Borrower or the applicable Guarantor shall be the surviving corporation;

          (d)  Asset Dispositions permitted under Section 9.4 hereof; and

          (e)  Restricted Investments permitted under Section 9.9(g).

     SECTION 9.7. PAYMENT OF OBLIGATIONS. The Borrower shall not, and shall not permit any of the Guarantors to, fail to make payment of principal or interest or any other amount due with respect to (i) any Lender Obligations, or (ii) any other Indebtedness in an outstanding principal amount greater than $500,000, beyond the period of grace provided with respect thereto; or fail to perform or observe any other material agreement to which the Borrower or any of its Restricted Subsidiaries is a party or by which the Borrower or any Restricted Subsidiary or any of their respective properties are bound or affected (other than any covenants or agreements contained in any Lender Agreements); PROVIDED, HOWEVER, that with respect to any Indebtedness other than Lender Obligations and any agreements other than Lender Agreements, the Borrower may refuse to make any payment or refuse to perform or observe any covenant or agreement, the validity or application of which is being contested in good faith by appropriate proceedings, if such refusal or failure could not result in a Material Effect, or if:

          (a) The Borrower or such Subsidiary has set aside reserves deemed by the independent certified public accountants of the Borrower to be adequate for the payment, performance or observance of the Indebtedness or agreement or provision so contested; and

          (b) Such contest could not result in the loss of any rights or properties of the Borrower or any Subsidiary, which loss would have a Material Adverse Effect; and

          (c) Such failure to pay or perform does not otherwise constitute a Default hereunder or under any other Lender Agreement.

     SECTION 9.8.    ERISA.

          (a) The Borrower shall not, and shall not permit any of its Subsidiaries to: at any time while the Borrower or any such Subsidiary maintains a Pension Plan subject to Section 412 of the Code, (i) permit any accumulated funding deficiency to occur with respect to such Pension Plan,
(ii) not comply in all material respects with the provisions of ERISA and the Code which are applicable to the Pension Plans, or (iii) permit circumstances to exist under which the lien provided for in Section 4068 of ERISA would attach to the assets of the Borrower as a result of the voluntary or involuntary termination of a Pension Plan and a subsequent failure of the Borrower or any Subsidiary to pay termination liability to the Pension Benefit Guaranty Corporation.

          (b) At any time while the Borrower or any such Subsidiary participates in a Multiemployer Pension Plan, voluntarily incur withdrawal liability pursuant to Section 4201 of ERISA; PROVIDED that all amounts of potential withdrawal liability (as hereinafter defined) pursuant to
Section 4201 of ERISA (whether or not an assessment has been issued by a Multiemployer Pension Plan and whether or not any liability therefor should be disclosed on the Borrower's balance sheet in accordance with GAAP) with respect to the Borrower and any Control Group Person (as such term is defined in ERISA) shall be deemed to be outstanding Indebtedness of the Borrower the applicable or Subsidiary for all purposes of this Agreement. For purposes of the preceding sentence, the Borrower; any Subsidiary or any Control Group Person shall at any point in time have a "potential withdrawal liability," with respect to a Multiemployer Pension Plan to which the Borrower, such Subsidiary or such Control Group Person contributes, in an amount equal to the liability which would be imposed under Section 4201 of ERISA if the Borrower, such Subsidiary or such Control Group Person withdrew from such Multiemployer Pension Plan in a complete withdrawal at such point in time; PROVIDED, HOWEVER, that such "potential withdrawal liability" at any time shall not be greater then the withdrawal liability as set forth in the most recent notice or letter received from the Multiemployer Pension Plan by the Borrower, such Subsidiary or Control Group Person setting forth the amount of withdrawal liability which would be incurred upon a complete withdrawal by the Borrower, such Subsidiary or Control Group Person; and FURTHER PROVIDED that such "potential withdrawal liability" shall be considered to be zero until the Borrower, or such Subsidiary or Control Group Person has received such a notice or letter setting forth the amount of withdrawal liability which would be incurred upon a complete withdrawal of the Borrower, or such Subsidiary or Control Group Person. During the period in which the Borrower, such Subsidiary or any Control Group Person makes contributions to a Multiemployer Pension Plan, the Borrower, or such Subsidiary or Control Group Person shall request the Multiemployer Pension Plan to notify the Borrower or Control Group Person on an annual basis of the amount of withdrawal liability which would be incurred upon a complete withdrawal of the Borrower or Control Group Person and shall pay any reasonable fee required by the Multiemployer Pension Plan to perform such calculation.

     SECTION 9.9. RESTRICTED PAYMENTS AND RESTRICTED INVESTMENTS. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any Restricted Payment or redeem any of its capital stock or beneficial interest now or hereafter outstanding, or make any payment on account of the purchase, acquisition, redemption, or other retirement of any shares of stock, whether now or hereafter outstanding, except for the following:

          (a) Regularly scheduled payments of principal and interest required to be paid in respect of (i) Subordinated Indebtedness, which payments are permitted to be paid and retained by the holder of such Subordinated Indebtedness by the subordination provisions applicable thereto, and (ii) other Borrowed Funds Indebtedness expressly permitted under this Agreement;

          (b) Payments in respect of Borrowed Funds Indebtedness in connection with the refinancing of such Indebtedness which is permitted under this Agreement;

          (c)  Restricted Payments by a Subsidiary to its corporate parent;

          (d) Distributions by the Borrower or any Subsidiary payable solely in shares of capital stock of the Borrower or such Subsidiary, as the case may be;

          (e) Restricted Payments in an aggregate amount of up to $1,500,000 in respect of (i) redemptions of stock required to be made under the Restricted Stock Plans, (ii) redemptions of stock required to be made under the Stock Option Plans to the extent of the proceeds of the exercise of options by option holders thereunder, (iii) redemptions by the Borrower of shares of its Preferred Stock held by the ESOP, as and to the extent required under the Certificate of Incorporation of the Borrower as in effect on the Closing Date, and (iv) repurchases by the Borrower of shares of its common stock and the transfer of such shares to the ESOP, or the funding of cash by the Borrower to the ESOP;

          (f) So long as no Default has occurred and is continuing or would, after giving effect to such Distribution, occur, dividends by Woodstream on its preferred stock in an aggregate principal amount not to exceed $30,000 in any calendar year; and

          (g) So long as no Default has occurred and is continuing or would, after giving effect to the making of such Restricted Payment or Restricted Investment, occur, additional Restricted Payments and/or Restricted Investments in an aggregate amount not to exceed at any time the Available Restricted Payments Fund, PROVIDED, HOWEVER, that the Borrower or the applicable Subsidiary shall pledge to the Agent, for the benefit of the Lenders, any Investment so generated (including, without limitation, any stock or other Investments in an Unrestricted Subsidiary), the capital stock of such Subsidiary so formed or acquired pursuant to a pledge agreement reasonably satisfactory to the Agent.

     SECTION 9.10. TRANSACTIONS WITH AFFILIATES. Except for transactions with Affiliates expressly permitted by Sections 9.3, 9.4, 9.5, 9.6 and 9.9, the Borrower will not, and will not permit any Restricted Subsidiary to, sell or transfer any assets to, or purchase or acquire any assets of, or otherwise engage in any transaction with, any of their respective Affiliates, except in the ordinary course of business and upon fair and reasonable terms comparable to those the Borrower or such Subsidiary could obtain or could become entitled to in an arm's-length transaction with a Person who was not any such Affiliate.

     SECTION 9.11. RESTRICTIONS ON NEGATIVE PLEDGES. The Borrower shall not, and shall not permit any of the Guarantors to, create or incur or agree, consensually or otherwise, to the terms of, any negative pledge or other agreement restricting the granting of liens with respect to its properties and assets or the properties and assets of its Restricted Subsidiaries.

     SECTION 9.12.  FISCAL YEAR END.  The Borrower will not change its
Fiscal Year End without the prior written consent of the Agent, which consent will not be unreasonably withheld.

     SECTION 9.13. AMENDMENT TO CERTAIN AGREEMENTS. The Borrower shall not agree to any amendment to the terms and provisions of the 1818 Notes and the ESOP Loan (or any agreements relating to Indebtedness incurred to refinance the same) relating to an increase in fees or interest rates thereunder, an increase in principal or interest payment amounts or total principal amounts thereunder, an acceleration of the maturity thereof or the scheduled dates of principal and interest payments thereunder, any change to the subordination provisions contained therein, if any, or any change to the financial covenants or other material covenants contained therein making such covenants more restrictive to the Borrower.

     SECTION 9.14. TRANSACTIONS WITH HOUSEWARES. Notwithstanding anything to the contrary contained herein, the Borrower will not, directly or indirectly, make any additional Investments in Housewares or its Subsidiaries after the Closing Date in the form of, or convert any existing Investment in Housewares or its Subsidiaries to, equity, capital stock or capital contributions. In addition, the Borrower will not prepay the Group Note or offset its obligations under the Group Note against any obligations of Housewares to the Borrower or any other Subsidiary.

     SECTION 9.15. INACTIVE SUBSIDIARIES. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with or for the benefit of any Inactive Subsidiary, or permit any Inactive Subsidiary to transact business in any manner.

     SECTION 9.16. WRIGHT-BERNET IRB. The Borrower will or will cause Wright-Bernet to, within 90 days after the Closing Date, pay all amounts outstanding under Wright-Bernet's Industrial Revenue Bond facility held by Continental Bank, N.A. and obtain all appropriate mortgage and lien releases related thereto.

                  ARTICLE 10.  EVENTS OF DEFAULT AND REMEDIES


     SECTION 10.1. EVENTS OF DEFAULT. Each of the following events shall be deemed to be Events of Default hereunder:

          (a)  The Borrower shall fail to make any payment in respect of
(i) the principal of any of the Lender Obligations as the same shall become due, whether at the stated payment dates (including dates of reduction in the Maximum Reducing Revolving Credit Amount) or by acceleration or otherwise, or
(ii) interest or fees on or in respect of any of the Lender Obligations as the same shall become due, and such failure to pay interest or fees shall continue for a period of five (5) days.

          (b) The Borrower shall fail to perform or observe any of the terms, covenants, conditions or provisions of Article 8 hereof and such failure shall continue for a period of ten (10) days after any executive officer of the Borrower knows or in the exercise of reasonable care should have known of the occurrence of such failure.

          (c) The Borrower shall fail to perform or observe (i) any of the terms, covenants, conditions or provisions to be performed or observed by the Borrower under Article 7 or Article 9 of this Agreement, or (ii) any of the other terms, covenants, conditions or provisions of this Agreement and the other Lender Agreements, and such failure shall continue for a period of 10 days.

          (d) Any representation or warranty of the Borrower herein or in any other Lender Agreement or any amendment to any thereof shall have been materially false or misleading at the time made or intended to be effective and continues to be materially false or misleading.

          (e) The Borrower or any of its Restricted Subsidiaries shall fail to make any payment on account of Borrowed Funds Indebtedness with a then-outstanding principal amount of $2,000,000 or more when such payment is due after the expiration of any applicable grace periods (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or shall fail to perform or observe any provision of any agreement or instrument relating to such Indebtedness, and such failure shall result in such Indebtedness becoming due prior to its stated maturity.

          (f) The Borrower or any of its Restricted Subsidiaries shall be involved in financial difficulties as evidenced:

               (1) by its commencement of a voluntary case under Title 11 of the United States Code as from time to time in effect, or by its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;

               (2) by its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert timely the material allegations of any such petition;

               (3) by the entry of an order for relief in any involuntary case commenced under said Title 11;

               (4) by its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

               (5) by the entry of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (iii) assuming custody of, or appointing a receiver or other custodian for all or a substantial part of its property and such order shall not be vacated or stayed on appeal or otherwise stayed within 60 days;

               (6) by the filing of a petition against the Borrower or any of its Restricted Subsidiaries under said Title 11 which shall not be vacated within 30 days; or

               (7) by its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.


          (g) There shall have occurred a final judgment against the Borrower or any of its Restricted Subsidiaries in any court for an amount in excess of $1,000,000, and from which no appeal has been taken or with respect to which all appeal periods have expired, unless such judgment is, to the Lenders' satisfaction, insured against in full or shall have been satisfied by the date on which all appeal periods shall have expired.

          (h) Any Security Document shall at any time after its execution and delivery and for any reason (except as a result of action of the Lenders) cease (i) to create a valid and perfected first priority security interest in and to the property purported to be subject to such Security Document, or
(ii) to be in full force and effect, or shall be declared null and void, or the validity or enforceability thereof shall be contested or denied by the Borrower or the applicable Subsidiary.

          (i)  A Change in Control shall be deemed to have occurred.

          (j) Any "Event of Default" under any other Lender Agreement shall have occurred.

     SECTION 10.2. REMEDIES. Upon the occurrence and during the continuance of an Event of Default, in each and every case, the Agent and the Lenders may proceed to protect and enforce their rights by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant or condition contained in this Agreement or any other Lender Agreement or in any instrument delivered to the Agent or the Lenders pursuant hereto or thereto, or in aid of the exercise of any power granted in this Agreement, any Lender Agreement or any such instrument, and (unless there shall have occurred an Event of Default under Section 10.1(f), in which case the unpaid balance of Lender Obligations shall automatically become due and payable) the Agent may, at the direction of the Majority Lenders (or, in the case of an Event of Default under Section 10.1(a), with the written consent of any Lender), by notice in writing to the Borrower declare all or any part of the unpaid balance of the Lender Obligations then outstanding to be forthwith due and payable, whereupon such unpaid balance or part thereof shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and the Agent and the Lenders may proceed to enforce payment of such balance or part thereof in such manner as they may elect, including without limitation by the exercise of the rights of the Lenders under the Security Documents.

     SECTION 10.3. SETOFF. In addition to, and without limitation of, any rights of the Agent or the Lenders under applicable law, upon the occurrence of an Event of Default, any Indebtedness from the Agent or any Lender to the Borrower or any Guarantor (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Lender Obligations then due and owing to the Lenders. The Borrower agrees that any holder of a participation in a loan may, to the fullest extent permitted by law, exercise all its rights of payment with respect to such participation as if such holder were the direct creditor of the Borrower in the amount of the participation.

     SECTION 10.4.  CASH COLLATERAL TO SECURE OUTSTANDING LETTERS OF
CREDIT. In case any Event of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Lender Obligations, the Agent may, or at the request of the Majority Lenders shall, require the Borrower to furnish upon one day's notice cash collateral to secure the Lenders Obligations with respect to any Letters of Credit at the time outstanding, in an amount equal to one hundred and five percent (105%) of the outstanding face amount of each such Letter of Credit as of such date, according to such terms as the Agent shall reasonably require.

     SECTION 10.5. APPLICATION OF PROCEEDS. Notwithstanding anything to the contrary contained herein and in the Security Documents, in the event that following the occurrence and during the continuance of any Event of Default, the Agent or any Lender receives any monies on account of the Lender Obligations from the Borrower, from the proceeds of Collateral or otherwise, such monies shall be distributed for application as follows:

          (a) FIRST, to the payment of or the reimbursement of, the Agent for or in respect of all costs, expenses, disbursements and losses incurred or sustained by the Agent in connection with the collection of such monies by the Agent, or in connection with the exercise, protection or enforcement by the Agent of any of the rights, remedies, powers and privileges of the Agent and/or the Lenders under this Agreement or any other Lenders Agreements;

          (b) SECOND, to the payment of all interest, including interest on overdue amounts, and late charges, then due and payable with respect to the Advances and any outstanding Reimbursement Amounts;

          (c) THIRD, to the payment of the outstanding principal balance of the Reducing Revolving Credit Commitments and SBLC Credit Commitments, as the case may be, allocated among the Lenders in proportion to their respective Reducing Revolving Credit Commitments and SBLC Credit Commitments, as the case may be;

          (d) FOURTH, to any other outstanding Lender Obligations, allocated among the Lenders in proportion to their respective interests in such Lender Obligations; and

          (e) FIFTH, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.


                  ARTICLE 11.  WAIVERS; CONSENTS; AMENDMENTS; REMEDIES

     SECTION 11.1 ACTIONS BY LENDERS. Except as otherwise expressly set forth in any particular provision of this Agreement, any consent or approval required or permitted by this Agreement or in any other Lender Agreement to be given by the Lenders, including under Section 11.2, may be given, and any term or condition of this Agreement or of any Lender Agreement may be amended, and the performance or observance by the Borrower of any term of this Agreement or any other Lender Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders; PROVIDED, HOWEVER, that without the written consent of all of the Lenders:

          (a) no reduction of interest rates on, Reducing Revolving Credit Commitment Fee, SBLC Commitment Fee, SBLC Facility Fee, Additional SBLC Facility Fee or any other fee relating to the Commitments or the Advances shall be made;

          (b) no extension or postponement of the stated time of payment of the principal amount of, interest on, or Reducing Revolving Credit Commitment Fees, SBLC Commitment Fee, SBLC Facility Fee, Additional SBLC Facility Fee or any other fee relating to the Commitments or the Advances shall be made;

          (c) no increase in the amount, or extension of the term, of the Commitments beyond those provided for hereunder and no extension of the Reducing Revolving Credit Termination Date, the SBLC Termination Date or any date on which the Maximum Reducing Revolving Credit is scheduled to be reduced shall be made;

          (d) no release of any material portion of the collateral for or guarantor of the Lender Obligations shall be made, except to the extent such release is expressly contemplated by Section 9.4 hereof;

          (e) no change in the definition of "Majority Lenders" shall be made; and

          (f) no change in the language of this Section 11.1 shall be made.

     SECTION 11.2    ACTIONS BY BORROWER.   No delay or omission on the
Agent's or the Lenders' part in exercising their rights and remedies against the Borrower or any other interested party shall constitute a waiver. A breach by the Borrower of its obligations under this Agreement may be waived only by a written waiver executed by the Agent, acting with the consent of the Majority Lenders. The waiver of the Borrower's breach in one or more instances shall not constitute or otherwise be an implicit waiver of subsequent breaches. To the extent permitted by applicable law, the Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive
(a) all presentments, demands for performance, notices of nonperformance, protests, notices of protest and notices of dishonor in connection with any of the Indebtedness evidenced by the Reducing Revolving Credit Notes, (b) any requirement of diligence or promptness on the Agent's or on the Lenders' part in the enforcement of their rights under the provisions of this Agreement or any Lender Agreement, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law with respect to its liability (i) under this Agreement or in respect of the Indebtedness evidenced by the Notes or any other Lender Obligation or
(ii) under any other Lender Agreement, except as may be expressly provided under such Agreement. No course of dealing between the Borrower, the Agent and the Lenders shall operate as a waiver of any of the Agent's or the Lenders' rights under this Agreement or any Lender Agreement or with respect to any of the Lender Obligations. This Agreement shall be amended only by a written instrument executed by the Borrower and the Majority Lenders making explicit reference to this Agreement. The Agent's and the Lenders' rights and remedies under this Agreement and under all subsequent agreements between or among the Borrower and the Agent and/or the Lenders shall be cumulative and any rights and remedies expressly set forth herein shall be in addition to, and not in limitation of, any other rights and remedies which may be applicable to the Agent and the Lenders in law or at equity.


                      ARTICLE 12.  SUCCESSORS AND ASSIGNS

     SECTION 12.1. GENERAL. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that (a) the Borrower may not assign its rights or obligations under this Agreement, and (b) each Lender may assign its rights in this Agreement only as set forth below in this Article 12.

     SECTION 12.2.  Assignments.
                    -----------

          (a) ASSIGNMENTS. In compliance with applicable laws with respect to such assignment and with the prior written consent of the Agent and the Borrower, which consents will not be unreasonably withheld, a Lender may assign to one or more financial institutions (each a "Successor Lender") a proportionate part of its rights and obligations in connection with this Agreement, its Notes and the related Lender Agreements and each such Successor Lender shall assume such rights and obligations pursuant to an assignment and assumption duly executed by such Successor Lender and such Lender. Any assignment under this Section 12.2(a) shall be in a minimum amount of $5,000,000. Notwithstanding the foregoing provisions of this Section 12.2(a), without obligating Fleet to purchase any additional Commitments hereunder, Fleet agrees that it shall at all times hold Commitments greater than those held by any other individual Lender as of the date of any assignment by Fleet.

          (b)  ASSIGNMENT PROCEDURES.  In the event of an assignment under
Section 12.2(a), upon execution and delivery of such an assignment at least five (5) Business Days prior to the proposed assignment date, and payment by such assignee to the assignor making such assignment of an amount equal to the purchase price agreed between such Lender and such assignee, such assignee shall become party to this Agreement as a signatory hereto and shall have all the rights and obligations of a Lender under this Agreement and the other Lender Agreements with an interest therein as set forth in such assignment, and such assignor making such assignment shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any such assignment, the assignor, the Successor Lender and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Successor Lender and replacement Notes are issued to the assignor in principal amounts reflecting their respective revised interests.

          (c)  REGISTER.  The Agent shall maintain a register (the
"Register") for the recordation of (i) the names and addresses of the Successor Lenders which assume rights and obligations pursuant to an assignment hereunder, (ii) the interests of each Lender, and (iii) the amounts of the Advances owing to each Lender from time to time and the amounts of participations purchased by Lenders in Letters of Credit pursuant to
Section 2.12 from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is registered therein for all purposes as a party to this Agreement. The Register shall be available for inspection by the Borrower or any Lenders at any reasonable time and from time to time upon reasonable prior notice.

          (d) FURTHER ASSURANCES. The Borrower shall sign such documents and take such other actions from time to time reasonably requested by the Agent or a Lender to enable any assignee to share in the benefits and rights created by the Lender Agreements.

          (e)  ASSIGNMENTS TO FEDERAL RESERVE BANK AND AFFILIATES.  Any
Lender at any time may assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder. Any Lender may at any time assign all or a portion of its rights under this Agreement and its Notes, in a minimum amount of $500,000, to any affiliate of such Lender which is wholly-owned by the same bank holding company parent.

     SECTION 12.3. PARTICIPATIONS. Any Lender may at any time grant or offer to grant to one or more financial institutions ("Credit Participants") participating interests in its rights and obligations in this Agreement, its Notes and the related Lender Agreements, and each such Credit Participant shall acquire such participation subject to the terms set forth below.

          (a) AMOUNT. Each such participation shall be in a minimum amount of $5,000,000.

          (b) PROCEDURE. Each Lender granting such participation shall comply with all applicable laws with respect to such transfer and shall remain responsible for the performance of its obligations hereunder and under the other Lender Agreements and shall retain the sole right and responsibility to exercise its rights and to enforce the obligations of the Borrower hereunder and under the other Lender Agreements, including the right to consent to any amendment, modification or waiver of any provision of any Lender Agreement, except for the matters referred to in Section 11.1 requiring the consent of all Lenders, which may require consent of each participant.

          (c) DEALING WITH LENDERS. The Borrower shall continue to deal solely and directly with the Lenders in connection with their rights and obligations under this Agreement and the other Lender Agreements.

          (D)  RIGHTS OF PARTICIPANTS.  The Borrower agrees that each
Credit Participant shall, to the extent provided in its participation instrument, be entitled to the benefits of Sections 2.6, 2.8, 2.10, 2.11 and 14.11, and the setoff rights in Section 10.3 with respect to its participating interest; provided, however, that no Credit Participant shall be entitled to receive any greater payment under such Sections than the Lender granting such participation would have been entitled to receive with respect to the interests transferred.

          (e) AFFILIATES. Notwithstanding the provisions of clause (a), a Lender may at any time grant participations in its rights and obligations herein to its affiliates in minimum amounts of $500,000; provided, however, that in the event of such grant, all other provisions of this Section 12.3 shall apply.

          (f) NOTICE. Prior to any such participation, other than a participation to an affiliate of a Lender, a Lender granting such participation shall obtain the prior written consent of the Agent and the Borrower, which consents will not be unreasonably withheld.


                             ARTICLE 13.  THE AGENT

     SECTION 13.1. AUTHORIZATION AND ACTION. Each Lender hereby appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Lender Agreements as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Lender Agreements (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders, and such instructions shall be binding upon all Lenders; PROVIDED, HOWEVER, that the Agent shall not be required to take any action which exposes the Agent to liability or which is contrary to this Agreement or the other Lender Agreements or applicable law. Subject to the foregoing provisions and to the other provisions of this Article 13, the Agent shall, on behalf of the
Lenders: (i) execute the Security Documents on behalf of the Lenders;
(ii) hold and apply any and all Collateral, and the proceeds thereof, at any time received by it, in accordance with the provisions of the Security Documents and this Agreement; (iii) exercise any and all rights, powers and remedies of the Lenders under this Agreement or any of the Security Documents, including the giving of any consent or waiver or the entering into of any amendment, subject to the provisions of Section 11.1; (iv) at the direction of the Lenders, execute, deliver and file UCC financing statements, mortgages, deeds of trust, lease assignments and other such agreements in respect of the Collateral, and possess instruments included in the Collateral on behalf of the Lenders; and (v) in the event of acceleration of the Borrower's Indebtedness hereunder, act at the direction of the Lenders to exercise the rights of the Lenders hereunder and under the Security Documents.

     SECTION 13.2. AGENT'S RELIANCE, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Lender Agreements, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representations to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Lender Agreements; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Lender Agreements on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Lender Agreements or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Lender Agreements by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     SECTION 13.3. FLEET AND AFFILIATES. With respect to its Reducing Revolving Credit Commitment and SBLC Credit Commitment hereunder, Fleet shall have the same rights and powers under this Agreement and the other Lender Agreements as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lender(s)" shall, unless otherwise expressly indicated, include Fleet in its individual capacity. Fleet and its Affiliates may lend money to, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of Borrower or any such Subsidiary, all as if Fleet were not the Agent and without any duty to account therefor to the Lenders.

     SECTION 13.4. LENDER CREDIT DECISION. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 5.9 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     SECTION 13.5. INDEMNIFICATION OF AGENT. Each Lender agrees to indemnify the Agent (to the extent that the Agent is not reimbursed by the Borrower), ratably according to its Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Lender Agreement or any action taken or omitted by the Agent in such capacity under this Agreement, PROVIDED that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Lender Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

     SECTION 13.6. SUCCESSOR AGENT. Except as provided below, the Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent which shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Lenders (other than the resigning Agent), and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or financial institution organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $50,000,000 and which shall be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Lender Agreements. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Lender Agreements.

     SECTION 13.7. COLLATERAL SECURITY. The Agent acknowledges to the Lenders that it is acting in an agency capacity hereunder and that the security interest in the Collateral granted under the Security Documents secures the Lender Obligations owing to all of the Lenders. Notwithstanding anything to the contrary contained herein or in the Security Documents, the Agent and the Lenders agree, as among themselves, that the Agent shall not, without the consent of the Majority Lenders, make any sale or disposition of the Collateral pursuant to any of the Security Documents. The Agent will be reimbursed or properly indemnified by the Lenders in the event the Agent is requested by the Lenders to take or omit to take any action with respect to the Collateral (any such reimbursement or indemnification to be PRO RATA as provided in Section 13.5). The Agent shall have the right to retain counsel to advise it as to any action or decision with respect to the Collateral and its and the Lenders' rights and obligations with respect thereto, and shall be reimbursed by the Lenders for the cost of the same (to the extent the Agent is not reimbursed by the Borrower) prior to distributing any of the Collateral or any proceeds thereof.

     SECTION 13.8. AMENDMENT OF ARTICLE 13. The Borrower hereby agrees that the foregoing provisions of this Article 13 constitute an agreement among the Agent and the Lenders (and the Agent and the Lenders acknowledge that except for the provisions of Section 13.6, the Borrower is not a party to or bound by such foregoing provisions) and that any and all of the provisions of this
Article 13 may be amended at any time by the Lenders without the consent or approval of, or notice to, the Borrower (other than the requirement of notice to the Borrower of the resignation of the Agent).

                           ARTICLE 14.  MISCELLANEOUS

     SECTION 14.1. LIMITATION OF LIABILITY; INDEMNIFICATION. Any instrument made by or transferred from the Borrower and released or endorsed by any Lenders is without recourse against the Lenders, and the Borrower agrees that the Lenders are not responsible for the accuracy or authenticity of any such document. The Borrower agrees that neither the Agent nor the Lenders have responsibility for any of the debts of the Borrower including, without limitation, claims for wages or claims for payment for material supplied to the Borrower. The Borrower shall defend the Agent and the Lenders against all claims that the Agent and/or the Lenders are responsible for any matter referred to in this Article 14.1. The Borrower shall indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless in respect to all such claims.

     SECTION 14.2. CONFIDENTIALITY. The Agent and the Lenders agree that they will not disclose any information provided to them by the Borrower pursuant to Sections 6.10 or 6.11 without the prior consent of the Borrower, which consent will not be unreasonably withheld, except for disclosure (i) to the Agent's or the Lenders' legal counsel, accountants and other professional advisors, (ii) to regulatory officials in their official capacities, (iii) as required by law, regulation or legal process or (iv) in connection with any legal proceeding to which either of the Agent or any Lender is a party. The Agent and the Lenders agree to hold any other confidential information which they may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) as permitted under the next succeeding sentence,
(ii) to legal counsel, accountants, and other professional advisors to the Agent or the Lenders, (iii) to regulatory officials in their official capacities, (iv) as required by law, regulation, or legal process, and (v) in connection with any legal proceeding to which the Agent or any Lender is a party. The Borrower authorizes the Agent and the Lenders to disclose to any purchaser or prospective purchaser of an interest in any Lender Obligations any financial or other information pertaining to the Borrower, after five Business Days written notice to the Borrower, and the Agent and the Lenders agree, upon the reasonable request of the Borrower, not to disclose such information to any bank (other than a bank controlled by or under common control with any Lender and its successors and assigns) it being understood, however, that the Lenders may provide any Affiliate with such information without prior notice to the Borrower. The Agent and the Lenders agree to inform any such purchaser or prospective purchaser of their obligations pursuant to this Section 14.2 and to obtain the written agreement of such purchaser or prospective purchaser to be similarly bound and deliver such agreement to the Borrower.

     SECTION 14.3. SURVIVAL OF REPRESENTATIONS. All representations and warranties of the Borrower contained in this Agreement shall survive the execution of this Agreement and the delivery of the Notes and the making of the loans and Advances herein contemplated.

     SECTION 14.4. GOVERNMENTAL REGULATION. Anything contained in this Agreement to the contrary notwithstanding, neither the Agent nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     SECTION 14.5. NOTICES. Unless specified otherwise, all notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be mailed by United States mail, postage prepaid, or sent by telegraph, telex or electronic facsimile transmission, confirmed by letter, addressed to the parties hereto at its address indicated below or at any other address as any party shall from time to time designate in writing to the other parties hereto:

          (a)  If to the Agent, as follows:

                 Fleet Bank of Massachusetts, N.A.
                 75 State Street
                 Boston, Massachusetts  02109
                 Attention:  Peter F. Pacetti
                             Senior Vice President
                 Telefax: (617) 346-1837

                 With a copy to:

                 Stuart M. Cable, Esq.
                 Goodwin, Procter & Hoar
                 Exchange Place
                 53 State Street
                 Boston, MA  02109-2881
                 Telefax: (617) 523-1231

       (b) If to any Lender, at the address set forth below such Lender's name on an execution page to this Agreement.

       (c)  If to the Borrower, at:

                 Ekco Group, Inc.
                 98 Spit Brook Road
                 Nashua, New Hampshire 03062
                 Attention:  Neil R. Gordon, Treasurer
                 Telefax:  (603) 888-1427

                 With copies to:

                 Jeffrey A. Weinstein, Esq.
                 Executive Vice President and
                   General Counsel
                 Ekco Group, Inc.
                 98 Spit Brook Road
                 Nashua, New Hampshire 03062
                 Telefax:  (603) 888-1427

            and

                 Peter F. Demuth, Esq.
                 Mintz, Levin, Cohn, Ferris,
                   Glovsky and Popeo, P.C.
                 One Financial Center
                 Boston, Massachusetts 02111
                 Telefax: (617) 542-2241

  Any notice so addressed shall be deemed to have been given (i) when delivered by hand, (ii) three Business Days after deposited in the United States mails, registered or certified mail, postage prepaid, (iii) one Business Day after deposit with an overnight courier or delivery service, and
(iv) when sent by telex, telegraph or electronic facsimile transmission, answerback received.

  SECTION 14.6. ENTIRE AGREEMENT. This Agreement and the documents and other materials contemplated hereby constitute the entire agreement of the Borrower, the Agent and the Lenders and express their entire understanding with respect to credit advanced or to be advanced by the Lenders to the Borrower.

  SECTION 14.7. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed and enforced under the internal laws (and not the law of conflicts) of The Commonwealth of Massachusetts, but giving effect to federal laws applicable to national banks. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Massachusetts state court sitting in Boston in any action or proceeding arising out of or relating to any Lender Agreements and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

  SECTION 14.8. HEADINGS. Section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

  SECTION 14.9. COUNTERPARTS. This Agreement and amendments to it may be executed in several counterparts, each of which shall be an original. The several counterparts shall constitute a single Agreement.

    SECTION 14.10. Expenses; Indemnification.
                   --------------------------

         (a) The Borrower shall reimburse the Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders, as the case may be) paid or incurred by the Lenders in connection with the preparation, review, execution, delivery, administration, amendment, modification, administration or syndication of this Agreement and any of the other Lender Agreements and related instruments and documents, and the Borrower shall reimburse the Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys' fees and time charges of attorneys for the Agent or the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by any of them in connection with the collection and enforcement of this Agreement and any of the other Lender Agreements and related instruments and documents; PROVIDED, HOWEVER, that prior to the occurrence of an Event of Default hereunder, the Borrower shall not be responsible for more than one set of counsel for the Agent and the Lenders, unless the Borrower has otherwise agreed in writing.

         (b) Without limitation of any other obligation or liability of the Borrower or right or remedy of the Agent or the Lenders contained herein, the Borrower hereby covenants and agrees to indemnify and hold the Agent, the Lenders, and the shareholders, directors, agents, officers, partners, subsidiaries and affiliates of the Agent and the Lenders, harmless from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, including, without limitation, claims for finder's or broker's fees, actions or causes of action, and reasonable costs and expenses incurred, suffered, sustained or required to be paid by any such indemnified party in each case by reason of or resulting from any claim relating to the transactions contemplated hereby, other than any such claims which arise as a result of the gross negligence or willful misconduct of the Agent, the Lenders or any such indemnified party. Promptly upon receipt by any indemnified party hereunder of notice of the commencement of any action against such indemnified party for which a claim is to be made against the Borrower hereunder, such indemnified party shall notify the Borrower in writing of the commencement thereof, although the failure to provide such notice shall not affect the indemnification rights of any such indemnified party hereunder to the extent such indemnified party demonstrates to the reasonable satisfaction of the Borrower that such failure to provide notice does not prejudice the Borrower in its defense of such claim. The Borrower shall have the right, at its option upon notice to the indemnified parties, to defend any such matter at its own expense and with its own counsel, except as provided below, which counsel must be reasonably acceptable to the indemnified parties. The indemnified party shall cooperate with the Borrower in the defense of such matter. The indemnified party shall have the right to employ separate counsel and to participate in the defense of such matter at its own expense. In the event that (a) the employment of separate counsel by an indemnified party has been authorized in writing by the Borrower, (b) the Borrower has failed to assume the defense of such matter within twenty (20) days of notice thereof from the indemnified party or (c) the named parties to any such action (including impleaded parties) include any indemnified party who has been advised in writing by counsel that there may be one or more legal defenses available to it or prospective bases for liability against it, which are different from those available to or against the Borrower, then the Borrower shall not have the right to assume the defense of such matter with respect to such indemnified party. The indemnified party shall not compromise or settle any such matter without the written consent of the Borrower, which consent shall not be unreasonably withheld or delayed. The Borrower shall not compromise or settle any such matter against an indemnified party without the written consent of the indemnified party, which consent may not be unreasonably withheld or delayed.

    SECTION 14.11. SEVERABILITY OF PROVISIONS.  Any provision in any
Lender Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Lender Agreements are declared to be severable.

    SECTION 14.12. NONLIABILITY OF LENDERS. The relationship between the Borrower and the Lenders shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. The Agent and the Lenders undertake no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

     IN WITNESS WHEREOF, the Borrower and the Lenders have caused this Credit Agreement to be executed by their duly authorized officers as of the date first above written.

                              EKCO GROUP, INC.


                              By: /s/ NEIL R. GORDON
                                  ---------------------------------
                                  Name:  Neil R. Gordon
                                  Title: Treasurer



                              FLEET BANK OF MASSACHUSETTS, N.A., as
                              Agent


                              By: /s/ PETER F. PACETTI
                                  ---------------------------------
                                  Name:  Peter F. Pacetti
                                  Title: Senior Vice President

                              FLEET BANK OF MASSACHUSETTS, N.A., as
                              Lender


                              By: /s/ PETER F. PACETTI
                                  ---------------------------------
                                  Name:  Peter F. Pacetti
                                  Title: Senior Vice President


                                Address:    75 State Street
                                       Boston, Massachusetts 02109
                                       Attn:  Peter F. Pacetti, Senior
                                       Vice President
                                       Telefax: (617) 346-1837


                                Reducing Revolving Credit
                                Commitment Percentage:     62.50%


                                SBLC Credit Commitment
                                Percentage:           62.50%


                              SHAWMUT BANK, N.A.,
                                   as Lender


                              By: /s/ DAVID A. SPLAINE
                                  ---------------------------------
                                  Name:  David A. Splaine
                                  Title: Vice President

                                Address:    One Federal Street
                                       Boston, Massachusetts 02211
                                       Attn:  David A. Splaine,
                                              Vice President
                                       Telefax: (617) 292-3241

                                Reducing Revolving Credit
                                  Commitment Percentage:   37.50%

                                SBLC Credit Commitment
                                  Percentage:              37.50%